Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

Perception Capital Corp. III,

RBio Energy Holdings Corp.,

Perception RBio Merger Sub,

and

RBio Energy Corporation

Dated as of February 6, 2024

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-ii-

EXHIBIT A	Pro Forma Cap Table

SCHEDULE A	Company Knowledge Parties

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This BUSINESS COMBINATION AGREEMENT, dated as of February 6, 2024 (together with the Schedules and Exhibits hereto, this “Agreement”), is by and among Perception Capital Corp. III, an exempted company incorporated under the Laws of the Cayman Islands (“PC3”), RBio Energy Holdings Corp., a Delaware corporation (“NewPubco”), Perception RBio Merger Sub, a Cayman Islands exempted company and a wholly owned subsidiary of NewPubco (“Merger Sub”), and RBio Energy Corporation, a Delaware corporation (the “Company”).

WHEREAS, PC3 is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities;

WHEREAS, NewPubco is a newly formed, wholly owned direct subsidiary of PC3, that was formed solely for purposes of consummating the Transactions;

WHEREAS, Merger Sub is a newly formed, wholly owned direct subsidiary of NewPubco, that was formed solely for purposes of consummating the Transactions;

WHEREAS, at the Closing and upon the terms and subject to the conditions of this Agreement, pursuant to the Share Exchange and the Exchange Agreement, the holders (whether one or more) of the Company Common Stock shall exchange all of their respective shares thereof for shares of NewPubco Common Stock, as a result of which the Company shall become a direct wholly owned subsidiary of NewPubco;

WHEREAS, immediately following the Share Exchange, upon the terms and subject to the conditions of this Agreement and in accordance with the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act”), Merger Sub shall merge with and into PC3 (the “Merger”), with PC3 surviving the Merger as a direct wholly owned subsidiary of NewPubco;

WHEREAS, after the execution of this Agreement but prior to March 31, 2024, the Company plans to negotiate and execute a commercial supply and/or fulfillment agreement with a supplier or other vendor to produce the Bioenergy, Biofuels and Biomaterials and, to the extent necessary and appropriate, lease, license or acquire certain of such supplier’s or other vendor’s assets (the “Commercial/Supply Agreement”), all on the terms and conditions to be agreed by, and subject to the approval of, the Company;

WHEREAS, the Board of Directors of PC3 (the “PC3 Board”) has unanimously (a) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, PC3 and the shareholders of PC3 (the “PC3 Shareholders”) and has approved and adopted this Agreement and declared its advisability and approved the Transactions, including the Merger, and (b) has recommended the approval and adoption of this Agreement and the Transactions, including the Merger, by the PC3 Shareholders;

WHEREAS, PC3, acting in its capacity as the sole shareholder of NewPubco, has approved this Agreement, the Transaction Documents to which NewPubco is or will be a party and the Transactions, including the Share Exchange;

WHEREAS, the sole director of NewPubco (the “NewPubco Board”) has (a) approved this Agreement, the Transaction Documents to which NewPubco is or will be a party and the Transactions and (b) recommended the approval and adoption of this Agreement and the Transactions;

WHEREAS, the sole director of Merger Sub has approved this Agreement and the Transaction Documents to which Merger Sub is or will be a party and the Transactions, including the Merger;

WHEREAS, NewPubco, acting in its capacity as the sole shareholder of Merger Sub, has approved this Agreement, the Transaction Documents to which NewPubco is or will be a party and the Transactions, including the Merger;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the Transactions, including the Share Exchange, are fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Transactions, including the Share Exchange, and (b) has recommended the approval and adoption of this Agreement and the Transactions, including the Share Exchange, by the Company’s stockholders;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company’s stockholders (whether one or more) have executed, and the Company has delivered to PC3, a written consent of the Company’s stockholders approving and adopting this Agreement, the Share Exchange and the Transaction Documents to which the Company is a party and the Transactions (the “Company Stockholder Written Consent”);

WHEREAS, in connection with the Closing, NewPubco, the Company’s stockholders and certain PC3 Shareholders shall enter into a Registration Rights and Lock-Up Agreement (the “Registration Rights and Lock-Up Agreement”), substantially in the form to be mutually agreed by the parties after the execution of the Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, PC3, Perception Capital Partners IIIA LLC, a Delaware limited liability company (“Sponsor”), and the Company are entering into the Sponsor Support Agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, Sponsor has agreed to (a) vote all of its PC3 Ordinary Shares in favor of this Agreement and the Transactions, including the Merger, (b) not redeem its PC3 Ordinary Shares, (c) waive the anti-dilution provisions of the PC3 Ordinary Shares set forth in the PC3 Articles, and (d) forfeit up to all PC3 Private Placement Warrants; and

WHEREAS, for United States federal income Tax purposes, it is intended that the Share Exchange and the Merger, taken together, will constitute an integrated transaction that qualifies under Section 351(a) of the Code (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I.

DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Sponsor Support Agreement, the Registration Rights and Lock-Up Agreement, the Financing Agreements, and all other agreements, certificates and instruments executed and delivered by PC3, NewPubco, Merger Sub and/or the Company in connection with the Transactions and expressly contemplated by this Agreement.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the provisions of any other applicable domestic or foreign anti-corruption laws.

“A&R NewPubco Organizational Documents” means the amended and restated certificate of incorporation and amended and restated bylaws of NewPubco to be adopted by NewPubco on the Closing Date, substantially in the form to be mutually agreed by the parties after the execution of this Agreement.

“Bioenergy, Biofuels and Biomaterials” means the Company’s exclusive right to produce electricity and biofuels primarily from recently living organic materials on a site dedicated to such activities and produce specialty chemicals as an ancillary byproduct.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the SEC or banks are not required to be closed in New York, New York or in the Cayman Islands.

“Closing Transaction Consideration” means the NewPubco Common Stock to be issued to the Company’s stockholders and PC3 Shareholders pursuant to this Agreement.

“Company Acquisition Proposal” means any proposal or offer from any person or “group” (as defined in the Exchange Act) (other than PC3, NewPubco, Merger Sub or their respective affiliates) relating to, in a single transaction or a series of related transactions, (a) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the assets of the Company (based on the fair market value thereof, as determined by the Company Board in good faith), or (b) acquisition of beneficial ownership of 20% or more of the total voting power of the equity securities of the Company, whether by way of merger, asset purchase, equity purchase or otherwise.

“Company Certificate of Incorporation” means the Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on December 13, 2023, as such may have been amended, supplemented or modified from time to time.

“Company Common Stock” means shares of common stock, par value of $0.00001 per share, of the Company.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or to which the Company otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company, or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger and the other Transactions; provided, however, solely with respect to clause (a), that none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in, or change in the interpretation of, any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, wild fire or other natural disaster, epidemic, disease outbreak, pandemic, or acts of God,

(vi) any actions taken or not taken by the Company as required by this Agreement or any Ancillary Agreement, (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transaction (including the impact thereof on the Company’s relationships with customers, suppliers, employees or Governmental Authorities), (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect or (ix) any actions taken, or failures to take action, or such other changed or events, in each case, which PC3 has requested in writing or to which it has consented in writing or which actions are expressly contemplated by this Agreement, except in the cases of clauses (i) through (v), to the extent that the Company is disproportionately affected thereby as compared to other participants in the industries in which the Company operates.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company.

“Company Transaction Expenses” means all out-of-pocket fees and expenses payable by the Company or its stockholders or affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, the C/S Documents and the C/S Transactions (together with written invoices and wire transfer instructions for the payment thereof), including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (b) any change in control bonus, transaction bonus, retention bonus, termination or severance payment, in any case, to be made to any current or former employee, independent contractor, director or officer of the Company, which become payable (including if subject to continued employment) as a result of or in connection with the execution of this Agreement or the consummation of the Transactions, plus any employer portion of any payroll Taxes required to be paid thereon; (c) transfer Taxes; (d) 100% of any and all filing fees paid by the Company or any of its stockholders or affiliates to Governmental Authorities in connection with the Transactions; (e) 100% of the costs paid by the Company or any of its stockholders or affiliates for the preparation, filing and mailing of the Proxy Statement and Registration Statement (excluding, for the avoidance of doubt, the fees and expenses of any other party’s outside counsels, financial advisors, consultants and other advisors); and (f) the premium and other costs and expenses associated with the D&O Tail.

“Compliant” means, with respect to the Required Financials, that the Required Financials: (a) comply in all material respects with all requirements of Regulation S-K and Regulation S-X of the SEC applicable to the Registration Statement, (b) would not be deemed stale or otherwise be unusable pursuant to the requirements of the Securities Act including Regulation S-X thereof, and (c) are sufficient to permit the Company’s independent public accountants or independent auditors, as the case may be, to issue customary “comfort letters” in connection with the offering pursuant to the Registration Statement, including as to customary negative assurances and change periods, in order to consummate the offering pursuant to the Registration Statement (and such auditors have confirmed that they are prepared to issue a comfort letter subject to their completion of customary procedures).

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company, or any suppliers or customers of the Company or PC3 or its subsidiaries (as applicable) that is not already generally available to the public.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“CST” means Continental Stock Transfer and Trust Company.

“C/S Documents” means the Commercial/Supply Agreement and any agreements, documents, certificates or instruments relating thereto or executed or delivered in connection therewith.

“C/S Transactions” means the transactions contemplated by the C/S Documents.

“Deferred Underwriting Commission” means the deferred underwriting commission payable upon the consummation of the Transactions from the Trust Account to the underwriters of PC3’s initial public offering.

“DGCL” means the General Corporation Law of the State of Delaware.

“Environmental Claim” means any third party (including proceeding, Governmental Authority and private parties) action, an order from a Governmental Authority, claim or proceeding Lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any person alleging liability of whatever kind or nature (including liability for or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or and remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, release of, or exposure to, any Hazardous Substances; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit, applicable to any property owned, leased or managed by the Company prior to the Closing Date.

“Environmental Laws” means any United States federal, state or local or non-United States laws, rulings, regulations, or orders from a Governmental Authority relating to public health and safety, worker health and safety, and pollution or protection of the environment (including ambient air, soil, surface water or groundwater, or subsurface strata), including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of, or exposure to, any Hazardous Substances, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, odor, per- and poly-fluoroalkyl substances, mold or radiation, as previously, now or hereafter in effect relating to the protection of the environment, natural resources or human health or safety in connection with environmental protection, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; and the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Exchange Act” means Securities Exchange Act of 1934, as amended.

“Export Control Laws” means the U.S. Export Administration Act, U.S. Export Administration Regulations, U.S. Arms Export Control Act, U.S. International Traffic in Arms Regulations, and their respective implementing rules and regulations administered by the U.S. State Department, U.S. Commerce Department, and other similar export control Laws or restrictions applicable to the Company, and to their respective operations from time to time.

“Government Official” means any officer or employee of a government or any department, agency or instrumentality thereof, or of a public international organization, or any person acting in an official capacity or on behalf of any such government, department, agency or instrumentality or for, or on the behalf of, such public international organization, including but not limited to directors, officers, managers, employees and other agents of any enterprise owned directly or indirectly by a government or public international organization.

“Hazardous Substance(s)” means any materials, substances, pollutants, or contaminants, including any hazardous, toxic, dangerous, flammable, explosive, infectious or radioactive substances or wastes that are regulated by, defined, declared, or controlled in or under, or may give rise to standards of conduct or liability pursuant to, any Environmental Laws or order from a Governmental Authority, including, without limitation, any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls or related waste, per- and poly-fluoroalkyl substances, mold, or radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof (“Patents”); (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith (“Trademarks”); (c) copyrights and registrations and applications for registration, renewals and extensions thereof (“Copyrights”) and other works of authorship (whether or not copyrightable) and moral rights; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information; (e) Internet domain names and social media accounts; (f) rights of privacy; (g) all other intellectual property or proprietary rights of any kind or description; (h) copies and tangible embodiments of any of the foregoing, in whatever form or medium; and (i) all legal rights arising from items (a) through (g), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“knowledge” or “to the knowledge” of a person means, in the case of the Company, the actual knowledge of the persons listed on Schedule A, and, in the case of PC3, the actual knowledge of Rick Gaenzle and Tao Tan.

“Lien” means any lien, security interest, mortgage, deeds of trust, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities Laws, and not including any license of Intellectual Property).

“Merger Sub Organizational Documents” means the Memorandum and Articles of Association of Merger Sub, as amended, modified or supplemented from time to time.

“NewPubco Organizational Documents” means the certificate of incorporation and bylaws of NewPubco, as amended, modified or supplemented from time to time.

“NewPubco Warrants” means the private placements and public warrants of NewPubco, each of which entitles the holder thereof to each purchase one (1) share of NewPubco Common Stock.

“PC3 Articles” means PC3’s Amended and Restated Memorandum and Articles of Association, adopted on October 11, 2023, as amended, modified or supplemented from time to time.

“PC3 Class A Ordinary Shares” means the ordinary shares, par value of $0.0001 per share, of PC3.

“PC3 Class B Ordinary Shares” means the ordinary shares, par value of $0.0001 per share, of PC3.

“PC3 Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of PC3; or (b) would prevent, materially delay or materially impede the performance by PC3 or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger and the other Transactions; provided, however, that none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be an PC3 Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which PC3 operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, wild fire or other natural disaster, epidemic, disease outbreak, pandemic, or acts of God, (vi) any actions taken or not taken by PC3 as required by this Agreement or any Ancillary Agreement, (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transaction, (viii) any actions taken, or failures to take action, or such other changed or events, in each case, which the Company has requested or to which it has consented, in each case in writing, or which actions are contemplated by this Agreement, or (ix) any event, circumstance, change or effect arising from or related to the exercise of Redemption Rights by holders of PC3 Ordinary Shares, except in the cases of clauses (i) through (v), to the extent that PC3 is disproportionately affected thereby as compared with other participants in the industry in which PC3 operates.

“PC3 Ordinary Shares” means PC3 Class A Ordinary Shares and PC3 Class B Ordinary Shares.

“PC3 Organizational Documents” means the PC3 Articles and Trust Agreement of PC3, in each case as amended, modified or supplemented from time to time.

“PC3 Shareholder Redemption” means the right of the PC3 Shareholders to redeem all or a portion of their PC3 Ordinary Shares (in connection with the Transactions) as set forth in PC3 Articles and the Trust Agreement.

“PC3 Transaction Expenses” means any out-of-pocket fees and expenses payable by PC3, NewPubco or Merger Sub (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions (including the Deferred Underwriting Commission), finders’ fees and disbursements of financial advisors, underwriters, investment banks, data room administrators, attorneys (including pursuant to subsection (b) below), accountants and other advisors and service providers, (b) up to $100,000 of attorneys’ fees incurred by the Company or any of its stockholders or affiliates in connection with the Transactions, (c) fifty percent (50%) of any and all filing fees paid to Governmental Authorities in connection with the Transactions, including fees towards filings to be made pursuant to the HSR Act, and (d) fifty percent (50%) of the costs for the preparation, filing and mailing of the Proxy Statement and Registration Statement (excluding, for the avoidance of doubt, the fees and expenses of any other party’s outside counsels, financial advisors, consultants and other advisors).

“PC3 Units” means, one (1) PC3 Class A Ordinary Share and one-third (1/3) of one (1) PC3 Warrant.

“PC3 Private Placement Warrants” means the private placement warrants to purchase PC3 Ordinary Shares as contemplated under the PC3 Warrant Agreement, with each such whole warrant exercisable for one PC3 Ordinary Share at an exercise price of $11.50.

“PC3 Public Warrants” means the public warrants to purchase PC3 Ordinary Shares as contemplated under the PC3 Warrant Agreement, with each such whole warrant exercisable for one PC3 Ordinary Share at an exercise price of $11.50.

“PC3 Warrant Agreement” means that certain warrant agreement, dated July 20, 2021, by and between PC3 and CST.

“PC3 Warrants” means the PC3 Private Placement Warrants and PC3 Public Warrants.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not, individually or in the aggregate, materially impair the current use, value or occupancy of the Company’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens imposed by Law and arising in the ordinary course of business and consistent with past practice, for which deposits to obtain the release of such Liens have been made in accordance with GAAP; (c) Liens for Taxes (i) not yet due and payable, or (ii) being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities which do not, individually or in the aggregate, materially impair the current use, value or occupancy of the Company’s assets that are subject thereto, (e) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company granted to any licensee in the ordinary course of business, (f) non-monetary Liens, encumbrances and restrictions of record on real property (including easements, covenants, rights of way and similar restrictions) that do not individually or in the aggregate, materially interfere with the present use, value or occupancy of such real property, and (g) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest for which a commercially reasonable non-disturbance agreement has been obtained.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data, each to the extent defined as “personal data,” “personal information,” “personally identifiable information” or similar terms by applicable Privacy/Data Security Laws.

“PFTA” means PFTA I LP, an Ontario Limited Partnership, and PC3’s initial (and former) sponsor.

“Privacy/Data Security Laws” means all laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or breach notification relating thereto.

“Privacy and Data Security Requirements” means all (a) Privacy/Data Security Laws; (b) industry standards relating to the access, use, processing, and security of Personal Information applicable to the Company; (c) rules or other requirements of industry self-regulatory programs or standards to which the Company is bound in writing; (d) industry requirements, including the Payment Card Industry Data Security Standard (PCI DSS) and all other applicable security rules and requirements as promulgated by the PCI Security Standards Council, by any member thereof, or by any entity that functions as a card brand, card association, card network, payment processor, acquiring bank, payment services provider, merchant bank or issuing bank, and all audit, scanning and filing requirements, to the extent applicable; (e) provisions of any contracts to which the Company is bound imposing obligations with respect to the collection, use, security, or transfer of Personal Information held or processed by or on behalf of the Company; or (f) all published, posted, and internal policies, procedures, and notices relating to its processing of Personal Information, whether policies of Company or any other person, as amended from time to time.

“Redemption Rights” means the redemption rights provided for in Article 161 of the PC3 Articles.

“Regulation S-K” means Regulation S-K promulgated under the Securities Act.

“Regulation S-X” means Regulation S-X promulgated under the Exchange Act.

“Requisite Approval” means the affirmative vote or written consent of the Company’s stockholders to authorize, approve and consent to, the execution, delivery and performance of this Agreement and each of the Transaction Documents to which the Company is or is required to be a party or bound, and the consummation of the Transactions, including the Share Exchange. For the avoidance of doubt, the Company Stockholder Written Consent shall constitute the Requisite Approval.

“Sanctioned Country” means any country, jurisdiction or territory that is the subject or target of comprehensive Sanctions (at the time of this Agreement, the Crimea Region, the occupied Ukrainian regions of Kherson, Zaporizhzhia, Luhansk, and Donetsk, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” means any person that is or was the subject or target of sanctions or restrictions under Sanctions Laws, including (a) any person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including but not limited to the U.S. Department of the Treasury’s Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, List of Persons Identified as Blocked Solely Pursuant to Executive Order 13599, and Sectoral Sanctions Identifications List; the Denied Persons, Unverified, and Entity Lists, maintained by the U.S. Department of Commerce; and the Debarred List or non-proliferation sanctions lists maintained by the U.S. State Department; (b) any person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (a); or (c) any person located, organized or resident in a Sanctioned Country.

“Sanctions” means economic sanctions laws, regulations, and executive orders of the United States (including those administered by OFAC, the U.S. Department of State, and the U.S. Department of Commerce), the United Nations Security Council, the European Union, any European Union member state, the United Kingdom, and any other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, PC3 or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Technology” means all designs, formulas, algorithms, procedures, techniques, methods, processes, concepts, ideas, know-how, programs, models, routines, data, databases, tools, inventions, creations, improvements and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the above, in any form, whether or not specifically listed herein.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by PC3, Merger Sub or the Company in connection with the Transaction and specifically contemplated by this Agreement, in each case, for the avoidance of doubt, other than the C/S Documents.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents, other than the C/S Transactions.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Working Capital Loans” means any loan made to PC3 by the Sponsor, any affiliate of the Sponsor, or any of PC3’s or the Sponsor’s officers or directors for the purpose of financing costs incurred in connection with the Business Combination (as such term is defined in the PC3 Articles).

Section 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Action	§ 4.09
Agreement	Preamble
Antitrust Laws	§ 7.11(a)
Assumed PC3 Warrant	§ 2.07(c)
Blue Sky Laws	§ 4.05(b)
Business Combination Proposal	§ 7.13
Cayman Companies Act	Recitals
Claims	§ 6.03
Closing	§ 2.08
Closing Date	§ 2.08
Code	§ 3.02
Commercial/Supply Agreement	Recitals
Company	Preamble
Company Board	Recitals
Company Certificate	§ 3.03(a)
Company Disclosure Schedule	Article IV
Company Exchange Consideration	§ 2.01(a)
Company Financing Agreements	§7.18(b)
Company Permits	§ 4.06
Company Potential Financing	§7.18(b)
Company Stockholder	Preamble
Company Stockholder Written Consent	Recitals
Company Unaudited Financials	§ 7.12
Company Waiving Parties	§ 10.11(b)
Confidentiality Agreement	§ 7.03(b)
Dissenting PC3 Shareholder	§ 3.04(a)
Dissenting PC3 Shares	§ 3.04(a)
D&O Tail	§ 7.05(b)
Environmental Permits	§ 4.15(c)
Equity Incentive Plan	§ 7.15
Exchange Agent	§ 3.01(a)
Exchange Agreement	§ 2.01
Exchange Fund	§ 3.01(b)
Governmental Authority	§ 4.05(b)
Intended Tax Treatment	Recitals
Interim Period	§ 6.01(a)
Law	§ 4.05(a)
Material Contracts	§ 4.16(a)
Merger	Recitals
Merger Effective Time	§ 2.03
Merger Sub	Preamble
Merger Sub Ordinary Shares	§ 5.03(c)
Nasdaq	§ 5.07(d)
NewPubco	Preamble
NewPubco Board	Recitals
NewPubco Common Stock	§ 5.03(b)
OFAC	§ 1.01
Outside Date	§ 9.01(b)
Payment Spreadsheet	§ 3.03(d)
PC3	Preamble
PC3 Board	Recitals
PC3 Disclosure Schedule	Article V
PC3 Financing Agreements	§ 7.18(a)

Defined Term	Location of Definition
PC3 Merger Consideration	§ 2.07(b)(ii)
PC3 Potential Financing	§ 7.18(a)
PC3 Preference Shares	§ 5.03(a)
PC3 Proposals	§ 7.01(a)
PC3 Required Shareholders Approval	§ 5.10(b)
PC3 SEC Reports	§ 5.07(a)
PC3 Shareholders	Recitals
PC3 Shareholders’ Meeting	§ 7.01(a)
PC3 Waiving Parties	§ 10.11(a)
PCAOB Audited Financials	§ 7.12
Plan of Merger	§ 2.03
Potential Financing	§ 7.18(b)
Pro Forma Cap Table	§ 2.01(a)
Proxy Statement	§ 7.01(a)
Registered IP	§ 4.13(a)
Registration Rights and Lock-Up Agreement	Recitals
Registration Statement	§ 7.01(a)
Remedies Exceptions	§ 4.04
Representatives	§ 7.03(a)
Required Financials	§ 7.12
Securities Act	§ 4.23
Share Exchange	§ 2.01
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Surviving Corporation	§ 2.02
Tax	§ 4.14(o)
Tax Return	§ 4.14(o)
Terminating Company Breach	§ 9.01(e)
Terminating PC3 Breach	§ 9.01(f)
Trust Account	§ 5.13
Trust Agreement	§ 5.13
Trust Fund	§ 5.13
Trustee	§ 5.13
Unit Separation	§ 2.07(a)
Unpaid Company Transaction Expenses	§ 3.03(a)
Unpaid PC3 Transaction Expenses	§ 3.03(b)
WARN	§ 6.01(a)(viii)

Section 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation, (ix) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”, (x) references to “dollar”, “dollars” or “$” shall be to the lawful currency of the United States, and (xi) the word “shall” and the word “will” indicate a mandatory obligation.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) Whenever this Agreement states that documents or other information have been “made available” or “provided to” PC3 (including words of similar import), such words shall mean that such documents or information referenced shall have been posted in the virtual data room hosted by Microsoft Teams to PC3 and its Representatives at least three (3) days prior to the date hereof.

Article II.

transactions

Section 2.01 Share Exchange.

(a) On the Closing Date, and prior to the Merger Effective Time, upon the terms and subject to the conditions of this Agreement and a Stock Exchange Agreement to be entered into among the Company’s stockholders, the Company and NewPubco, the terms of which shall be mutually agreed by the Company and PC3 (the “Exchange Agreement”), the Company stockholders shall exchange all of their respective shares of Company Common Stock for a number of validly issued, fully paid and nonassessable shares of NewPubco Common Stock set forth on the Payment Spreadsheet (as defined below) (the “Share Exchange”) (the aggregate number of shares of NewPubco Common Stock issuable to the Company’s stockholders pursuant to this subsection, the “Company Exchange Consideration”); provided, that, unless otherwise specifically agreed in writing by the Company and PC3, the Payment Spreadsheet shall be substantially equivalent (in all material respects, but subject to appropriate adjustment for contingencies identified therein) on the Pro Forma Cap Table, attached hereto as Exhibit A (the “Pro Forma Cap Table”).

(b) Upon the Share Exchange, the shares of NewPubco Common Stock issued and outstanding immediately prior to the Share Exchange shall be automatically cancelled and cease to exist.

Section 2.02 The Merger. Immediately after the Share Exchange and on the terms and subject to the conditions set forth in this Agreement and in accordance with the Cayman Companies Act, Merger Sub shall merge with and into PC3, with PC3 surviving the Merger as a direct wholly owned subsidiary of NewPubco. Following the Merger Effective Time, the (a) separate existence of Merger Sub shall cease and PC3 shall continue as the surviving company of the Merger (the “Surviving Corporation”) and (b) PC3 shall (i) become a direct, wholly owned subsidiary of NewPubco, (ii) continue to be governed by the Laws of the Cayman Islands, and (iii) succeed to and assume all of the rights, properties and obligations of Merger Sub in accordance with the Cayman Companies Act, and the PC3 Shareholders shall be entitled to the PC3 Merger Consideration as set forth on the Payment Spreadsheet.

Section 2.03 Merger Effective Time. The Merger shall become effective at the time the plan of merger, substantially in the form to be mutually agreed by the Company and PC3 after the execution of this Agreement (the “Plan of Merger”), has been registered by the Registrar of Companies of the Cayman Islands (such date and time is hereinafter referred as the “Merger Effective Time”).

Section 2.04 Effect of the Merger. At and after the Merger Effective Time, the Merger shall have the effects set forth in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, liabilities and duties of PC3 and Merger Sub shall vest in and become the property, rights, privileges, agreements, powers and franchises, liabilities and duties of PC3 as the Surviving Corporation (including all rights and obligations with respect to the Trust Account), which shall include the assumption by PC3 of any and all agreements, covenants, duties and obligations of PC3 and Merger Sub set forth in this Agreement and the other Transaction Documents to which PC3 or Merger Sub is a party, and PC3 shall thereafter exist as a wholly owned subsidiary of NewPubco and the separate corporate existence of Merger Sub shall cease to exist.

Section 2.05 Organizational Documents.

(a) Immediately after the Share Exchange, the Company Certificate of Incorporation and the bylaws of the Company as in effect immediately prior to the Share Exchange shall be amended and restated to read in such form as mutually agreed by PC3 and the Company and, as so amended, shall be the certificate of incorporation of the Company until thereafter amended as provided by applicable Law and such certificate of incorporation.

(b) At the Merger Effective Time, the PC3 Articles, as in effect immediately prior to the Merger Effective Time, shall be amended and restated in such form as mutually agreed by PC3 and the Company and, as so amended and restated, shall be the governing documents of the Surviving Corporation on and from the Merger Effective Time until thereafter changed or amended as provided therein or by applicable Law.

(c) At the Merger Effective Time, the NewPubco Organizational Documents shall be amended and restated in their entirety to be in the form of the A&R NewPubco Organizational Documents (provided that any and all provisions of the A&R NewPubco Organizational Documents relating to the capital structure and capitalization of NewPubco, including without limitation the authorized classes and series of capital stock and the authorized number of shares of each of them, shall be as directed by the Company), until thereafter changed or amended as provided therein or by applicable Law.

Section 2.06 Directors and Officers.

(a) The Company shall take all lawful actions so that, as of Closing, the directors and officers of the Company shall be the individuals mutually agreed upon by the parties, in each case, each to hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Company in effect at the Closing.

(b) PC3 shall take all lawful actions so that, as of Closing, the directors and officers of PC3 shall be the individuals mutually agreed upon by the parties, in each case, each to hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal in accordance with the PC3 Organizational Documents in effect at the Closing.

(c) PC3 shall take all lawful actions so that, at the Merger Effective Time, (i) the directors of NewPubco shall consist of a total of seven (7) directors, of which (A) five (5) directors shall be designated by the Company, and (B) two (2) independent directors shall be designated by Sponsor subject to written approval by the Company, and (ii) the officers of NewPubco shall be the individuals designated by the Company, in each case, each to hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal in accordance with the A&R NewPubco Organizational Documents in effect at the Closing.

Section 2.07 Effect of the Merger on Securities of PC3 and Merger Sub. At the Merger Effective Time, by virtue of the Merger and without any further action on the part of the parties or any PC3 Shareholder:

(a) PC3 Units. Each PC3 Unit issued and outstanding immediately prior to the Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one (1) PC3 Class A Ordinary Share and one-third (1/3) of one (1) PC3 Warrant in accordance with the terms of the applicable PC3 Unit (the “Unit Separation”), provided, that no fractional PC3 Warrant will be issued in connection with the Unit Separation such that, if a holder of PC3 Units would be entitled to receive a fractional PC3 Warrant upon the Unit Separation, the number of PC3 Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of PC3 Warrants. The underlying PC3’s securities held or deemed to be held following the Unit Separation shall be converted in accordance with the applicable terms of this Section.

(b) PC3 Ordinary Shares.

(i) Immediately prior to the Merger Effective Time, each PC3 Class B Ordinary Share shall be automatically converted into one (1) PC3 Class A Ordinary Share pursuant to and in accordance with the conversion mechanics set forth in Article 14 of the PC3 Articles (without giving effect to the adjustments set forth in Article 15 thereof) and following such conversion, each PC3 Class B Ordinary Share shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each former holder of PC3 Class B Ordinary Shares shall thereafter cease to have any rights with respect to such securities.

(ii) Each PC3 Class A Ordinary Share issued and outstanding immediately prior to the Merger Effective Time (which, for the avoidance of doubt, shall include the PC3 Class A Ordinary Shares held as a result of the Unit Separation and any PC3 Class A Ordinary Shares issued as a result of PC3 Class B Ordinary Share conversion set forth in Section 2.07(b)(i), but excluding the PC3 Ordinary Shares referred to in Section 2.07(d)) shall, in accordance with the Cayman Companies Act, without any further action of the PC3 Shareholders, automatically be cancelled in exchange for the right to receive one (1) validly issued, fully paid and nonassessable share of NewPubco Common Stock for each PC3 Class A Ordinary Share (the aggregate number of shares of NewPubco Common Stock issuable to PC3 Shareholders pursuant to this subsection, as reflected on the Payment Spreadsheet, collectively, the “PC3 Merger Consideration”).

(c) PC3 Warrants. Each PC3 Warrant that is outstanding and unexercised immediately prior to the Merger Effective Time shall cease to represent a PC3 Warrant in respect of PC3 Ordinary Shares and shall be assumed by NewPubco and automatically be converted into a warrant to acquire shares of NewPubco Common Stock (each, an “Assumed PC3 Warrant”). NewPubco shall assume each such PC3 Warrant in accordance with its terms and, except as expressly provided above, following the Merger Effective Time, each Assumed PC3 Warrant shall continue to be governed by the same terms and conditions (including vesting terms) as were applicable to the applicable PC3 Warrant immediately prior to the Merger Effective Time, except that (A) each PC3 Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole NewPubco Common Stock equal to the number of shares of PC3 that were issuable upon exercise of such PC3 Warrant that was outstanding immediately prior to the Merger Effective Time, and (B) as varied in compliance with certain mandatory requirements of Cayman Law, in all cases as reflected on the Payment Spreadsheet. At or prior to the Merger Effective Time, NewPubco and PC3 shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the PC3 Warrants in accordance with this subsection.

(d) PC3 Treasury Shares. Notwithstanding any other provision of this Agreement to the contrary, if there are any PC3 Ordinary Shares that are owned by PC3 as treasury shares immediately prior to the Merger Effective Time, such PC3 Ordinary Shares shall automatically be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(e) Redeeming PC3 Ordinary Shares. Each PC3 Ordinary Share subject to the PC3 Shareholder Redemption issued and outstanding immediately prior to the Merger Effective Time shall automatically be cancelled and cease to exist and shall thereafter represent only the right to be paid a pro rata share of the PC3 Shareholder Redemption amount in accordance with the PC3 Articles.

(f) Dissenting PC3 Ordinary Shares. Each Dissenting PC3 Share issued and outstanding immediately prior to the Merger Effective Time held by a Dissenting PC3 Shareholder shall automatically be cancelled and cease to exist in accordance with Section 3.04 and shall thereafter represent only the right to be paid the fair value of such Dissenting PC3 Share and such other rights as are granted by the Cayman Companies Act.

(g) Merger Sub shares. Each Merger Sub Ordinary Share issued and outstanding immediately prior to the Merger Effective Time shall be converted into and become the right to receive one (1) validly issued, fully paid and nonassessable ordinary share of the Surviving Corporation and such share shall constitute the only outstanding share capital of the Surviving Corporation.

Section 2.08 Closing. The closing of the Transactions (the “Closing”) shall be effected remotely by the exchange of documents and signatures in PDF format by electronic mail for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Article III.

Exchange of certificates

Section 3.01 Exchange of Certificates.

(a) Exchange Agent. On the Closing Date, PC3 and the Company shall enter into an exchange agent agreement with a bank or trust company (the “Exchange Agent”), it being agreed that CST is satisfactory to all parties, for the purpose of (i) exchanging PC3 Ordinary Shares on the transfer books of PC3 immediately prior to the Merger Effective Time for NewPubco Common Stock pursuant to Section 2.07(b) (after giving effect to any required Tax withholding as provided under Section 3.02) and on the terms and subject to the other conditions set forth in this Agreement, (ii) exchanging PC3 Warrants on the transfer books of PC3 immediately prior to the Merger Effective Time for NewPubco Warrants pursuant to Section 2.07(c) and on the terms and subject to the other conditions set forth in this Agreement, and (iii) exchanging each share of Company Common Stock issued and outstanding immediately prior to the Share Exchange for NewPubco Common Stock pursuant to Section 2.01 and on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, in the event that CST is unable or unwilling to serve as the Exchange Agent or PC3,

NewPubco and the Company determine otherwise, then PC3, NewPubco and the Company shall, as promptly as reasonably practicable thereafter, but in no event later than the Closing Date, mutually agree upon an exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), PC3 and the Company shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent.

(b) (i) On the Closing Date, and prior to the Merger Effective Time, NewPubco shall deposit, or cause to be deposited, with the Exchange Agent (or otherwise delegate authority for the Exchange Agent to effect the issuance), for the benefit of the Company’s stockholders and for exchange in accordance with this Section 3.01 through the Exchange Agent, shares of NewPubco Common Stock in book-entry form representing the Company Exchange Consideration, and (ii) at the Merger Effective Time, NewPubco shall deposit, or cause to be deposited, with the Exchange Agent (or otherwise delegate authority for the Exchange Agent to effect the issuance), for the benefit of the holders of PC3 Ordinary Shares and PC3 Warrants and for exchange in accordance with this Section 3.01 through the Exchange Agent, (x) shares of NewPubco Common Stock in book-entry form representing the number of shares of NewPubco Common Stock issuable pursuant to Section 2.07(b) in exchange for the PC3 Ordinary Shares outstanding immediately prior to the Merger Effective Time and (y) NewPubco Warrants in book-entry form representing the NewPubco Warrants issuable pursuant to Section 2.07 in exchange for the PC3 Warrants outstanding immediately prior to the Merger Effective Time, in each case after giving effect to any required Tax withholding as provided under Section 2.07(c). All NewPubco Common Stock and NewPubco Warrants deposited with the Exchange Agent (or otherwise the subject to the delegate authority, as aforesaid) shall be collectively referred to in this Agreement as the “Exchange Fund”.

(c) Any portion of the Exchange Fund that remains unclaimed by PC3 Shareholders twelve (12) months following the Closing Date shall be surrendered to NewPubco or as otherwise instructed by NewPubco, and any PC3 Shareholder who has not exchanged his, her or its PC3 Ordinary Shares or PC3 Warrants, as applicable, for the NewPubco Common Stock or NewPubco Warrants, as applicable, in accordance with this Agreement prior to that time shall thereafter look only to NewPubco for the issuance of the NewPubco Common Stock or NewPubco Warrants, as applicable, without any interest thereon. None of NewPubco, the Company, Merger Sub or any of their respective affiliates shall be liable to any person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any share of NewPubco Common Stock or NewPubco Warrants remaining unclaimed by PC3 Shareholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of NewPubco free and clear of any claims or interest of any person previously entitled thereto.

(d) At the PC3 Merger Effective Time, the transfer books of PC3 shall be closed and there shall be no transfers of PC3 Ordinary Shares or PC3 Warrants that were outstanding immediately prior to the Merger Effective Time.

Section 3.02 Withholding Rights. Each of the parties hereto shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and remitted to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made. If any party determines that any amount payable pursuant to this Agreement is subject to deduction and/or withholding (other than any deduction or withholding required in respect of compensatory amounts), then such party shall use commercially reasonable efforts to (i) provide notice to such person of any such deduction or withholding as soon as reasonably practicable after such determination, and (ii) cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Section 3.03 Payment of Expenses; Payment Spreadsheet.

(a) No later than four (4) Business Days prior to the Closing Date, the Company shall provide to PC3 a written report (the “Company Certificate”) setting forth a list of Company Transaction Expenses, together with written invoices and wire transfer instructions for the payment of any such Company Transaction Expenses that are expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date (such fees and expenses, the “Unpaid Company Transaction Expenses”). On the Closing Date, PC3 shall pay or cause to be paid by wire transfer of immediately available funds all such Unpaid Company Transaction Expenses.

(b) No later than four (4) Business Days prior to the Closing Date, PC3 shall provide to the Company a written report setting forth a list of PC3 Transaction Expenses, together with written invoices and wire transfer instructions for the payment of any such PC3 Transaction Expenses that are expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date (such fees and expenses, the “Unpaid PC3 Transaction Expenses”). On the Closing Date, PC3 shall pay or cause to be paid by wire transfer of immediately available funds all such Unpaid PC3 Transaction Expenses.

(c) PC3 shall not pay or cause to be paid any Unpaid PC3 Transaction Expenses or Unpaid Company Transaction Expenses other than in accordance with this Section 3.03 or, prior to the Closing, in accordance with Section 9.03(a).

(d) Not less than three (3) Business Days prior to the Closing Date, PC3 and the Company shall agree on the calculations for the Company Exchange Consideration and the PC3 Merger Consideration, which shall be based on the Pro Forma Cap Table as set forth in the proviso to Section 2.01(a), and, based upon such calculations, the Company and PC3 shall finalize a schedule (the “Payment Spreadsheet”) setting forth (i) the portion of the Company Exchange Consideration payable to the Company’s stockholders (including the allocation of shares of NewPubco Common Stock), and (ii) the portion of the PC3 Merger Consideration payable to the PC3 Shareholders. In issuing the Closing Transaction Consideration, PC3 shall be entitled to rely fully on the Payment Spreadsheet.

Section 3.04 PC3 Shareholder Dissent Rights.

(a) Subject to Section 2.02 and Section 2.07 but notwithstanding any other provision of this Agreement to the contrary and to the extent available under the Cayman Companies Act, PC3 Ordinary Shares that are issued and outstanding immediately prior to the Merger Effective Time and that are held by PC3 Shareholders who shall have validly exercised their dissenter’s rights for such PC3 Ordinary Shares in accordance with Section 238 of the Cayman Companies Act and otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights (the “Dissenting PC3 Shares”, and the holders of such Dissenting PC3 Shares being the “Dissenting PC3 Shareholders”) shall not be converted into, and no Dissenting PC3 Shareholder shall be entitled to receive, the applicable consideration or any NewPubco Warrants unless and until such Dissenting PC3 Shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under the Cayman Companies Act. The PC3 Ordinary Shares owned by any PC3 Shareholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Companies Act shall cease to be Dissenting PC3 Shares and shall thereupon automatically be cancelled and cease to exist in exchange for the right to receive the applicable number of shares of NewPubco Common Stock without any interest thereon. The NewPubco Warrants owned by any PC3 Shareholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Companies Act shall thereupon automatically be cancelled and cease to exist in exchange for the right to receive the applicable number of NewPubco Warrants, without any interest thereon.

(b) Prior to the Closing Date, PC3 shall give NewPubco and the Company (i) prompt written notice of any demands for dissenters’ rights received by PC3 from PC3 Shareholders (including any notices received by PC3 pursuant to Section 238(2) or Section 238(5) of the Cayman Companies Act) and any withdrawals of such demands, and (ii) the opportunity to consult with PC3 in connection with all negotiations and proceedings with respect to any such notice or demand for dissenters’ rights under the Cayman Companies Act.

Article IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by Company in connection with this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to PC3, NewPubco and Merger Sub as of the date of this Agreement and the Closing Date as follows:

Section 4.01 Organization and Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its assets and properties and to carry on its business in all material respects, as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has no direct or indirect subsidiaries. Except as disclosed in Section 4.01(b) of the Company Disclosure Schedule, the Company does not own directly or indirectly any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other entity.

Section 4.02 Certificate of Incorporation and Bylaws. The Company has, prior to the date of this Agreement, made available to PC3 a complete and correct copy of the certificate of incorporation and bylaws, each as amended to date, of the Company. Such certificate of incorporation, bylaws or equivalent organizational documents are in full force and effect. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws.

Section 4.03 Capitalization.

(a) The authorized capital stock of the Company consists of one hundred million (100,000,000) shares of Company Common Stock. As of the date of this Agreement, one thousand (1,000) shares of Company Common Stock, are issued and outstanding, all of which are owned and held of record as previously disclosed by the Company to PC3.

(b) (i) Except as set forth on the Company Disclosure Schedule, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company, (ii) the Company is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights and (iii) there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company Common Stock. The Company does not own any equity interests in any person.

(c) Each outstanding share of capital stock of the Company is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned as previously disclosed by the Company to PC3, free and clear of all liens, options and rights of first refusal on the Company’s voting rights, other than transfer restrictions under applicable securities laws and the Company’s respective organizational documents.

(d) There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise).

(e) All outstanding shares of the Company have been issued and granted in compliance with (A) all applicable securities laws and other applicable laws and (B) all pre-emptive rights and other requirements set forth in applicable contracts to which the Company is a party.

Section 4.04 Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to perform all of its respective obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company, the execution and delivery at Closing by the Company of each of the other Transaction Documents to which it is a party, and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or such other Transaction Documents or to consummate the Transactions. This Agreement has been and, at the Closing, each of the other Transaction Documents to which the Company is a party will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by PC3, NewPubco and Merger Sub, constitutes, or will at the Closing constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company’s stockholders have approved this Agreement and the Transactions, including the Share Exchange, and such approvals are sufficient (other than, for the avoidance of doubt, with respect to any C/S Documents and C/S Transactions).

Section 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and each of the other Transaction Documents by the Company does not, and subject to the filing and recordation of appropriate share exchange documents as required by the DGCL the receipt of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 4.05(b), the performance of this Agreement and each of the other Transaction Documents by the Company will not (i) conflict with or violate the certificate of incorporation or by-laws of the Company, (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree, treaty, convention, government directive or other order of any Governmental Authority (“Law”) applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, result in any material payment or penalty under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement and each of the other Transaction Documents by the Company does not and will not, and the performance of this Agreement and each of the other Transaction Documents by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, quasi-governmental, supranational, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” Laws (“Blue Sky Laws”) and state takeover laws or (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.06 Permits; Compliance. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole. Section 4.06 of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all of the material Company Permits. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. The Company is not in default, breach or violation of, (a) any Law applicable to the Company or by which any property or asset of the Company is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such defaults, breaches or violations that would not individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole.

Section 4.07 Required Financials; No Undisclosed Liabilities.

(a) The Required Financials, when delivered by the Company, shall (i) be true, correct and complete, (ii) be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company or persons acquired by the Company, as the case may be, as at the date thereof and for the period indicated therein, except as otherwise noted therein, and (iv) be audited in accordance with the standards of the PCAOB and comply in all material respects with the applicable accounting requirements and with the applicable rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S- X).

(b) Since the date of incorporation, the Company has no liability or obligation, absolute or contingent (individually or in the aggregate), except (i) obligations and liabilities incurred in the ordinary course of business that are not material, individually or in the aggregate, and (ii) obligations under contracts made in the ordinary course of business that would not be required to be reflected in financial statements prepared in accordance with GAAP.

Section 4.08 Absence of Certain Changes or Events. Since the date of incorporation, (a) the Company has conducted its businesses in all material respects in the ordinary course and in a manner consistent with past practice, and (b) there has not been any Company Material Adverse Effect.

Section 4.09 Absence of Litigation. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, (a) there is no litigation, suit, claim, action, proceeding or investigation by or before any Governmental Authority or any other person (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any property or asset of the Company before any Governmental Authority or any other person, and (b) neither the Company nor any property or asset or business of the Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority or any other person, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority or any other person.

Section 4.10 Employee Benefit Plans. The Company has no, and since the date of its incorporation has not had any, employee benefit plans.

Section 4.11 Labor and Employment Matters. The Company has no, and since the date of its incorporation has not had any, employees or independent contractors.

Section 4.12 Real Property; Title to Assets. The Company does not own or lease, and has never owned or leased, any real property. The Company is not a party to an agreement or option to purchase, sell or lease any real property or material interest therein.

Section 4.13 Intellectual Property; Privacy and Data Security.

(a) Section 4.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following: (i) registered Patents, Trademarks, domain names and Copyrights and applications for any of the foregoing that have been filed with the applicable Governmental Authority that are owned or purported to be owned, used or held for use by the Company (“Registered IP”) (showing in each, as applicable, the record owners, jurisdictions in which such items has been registered or filed, filing date, expiration date and registration or application number, (ii) all material unregistered Trademarks owned or purported to be owned by the Company, and (iii) all contracts or agreements to use any Company-Licensed IP, including for the Software or Technology of any other persons that are material to the business of the Company as currently conducted, other than (x) unmodified, commercially available, “off-the-shelf” Software or Technology with a replacement cost and/or aggregate annual license and maintenance fees of less than $50,000).

(b) The Company solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP. All Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. No loss or expiration of any material Company-Owned IP is threatened or pending.

(c) The Company has taken and takes commercially reasonable actions to maintain, protect and enforce Intellectual Property rights in the trade secrets and other Confidential Information in its possession or control, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information, including any Personal Information of the Company’s employees and prospective employees.

(d) Since the Company’s date of incorporation, (i) there have been no claims filed with a Governmental Authority and served on the Company, or threatened in writing (including email) to be filed, against the Company with any Governmental Authority, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Registered IP, or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any material demands or offers to license any Intellectual Property rights from any other person); and (ii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP.

(e) Since the date of incorporation, with respect to the Company, to the Company’s knowledge the Company has not experienced (i) any breaches to the Privacy and Data Security Requirements that were required to be reported under applicable Privacy/Data Security Laws, (ii) unauthorized access or unauthorized use of any of the Company’s information systems, or other Technology necessary for the operations of the Company that resulted in material disruption to the Company’s operations or harm to a third party, or (iii) any unauthorized access to, or acquisition of, any Personal Information maintained by the Company, or by any third-party service provider on behalf of the Company that resulted in material disruption to the Company’s operations or harm to a third party.

(f) Since the date of incorporation, with respect to the Company, the Company has not been subject to or received written notice of any audits, proceedings, inquiries (whether formal or informal), or investigations by any person or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or relating to the actual, alleged, or potential violation of any applicable Privacy and Data Security Requirements and, to the Company’s knowledge, there is no basis for the same.

(g) Since the date of incorporation, with respect to the Company, no person has made a complaint in writing to the Company as to the advertising, marketing or privacy practices of the Company or any violation of the Privacy and Data Security Requirements, other than claims that have since been resolved without material liability or that would not result in material liability even if unresolved.

Section 4.14 Taxes.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole:

(i) The Company has filed (taking into account any validly obtained extension of time within which to file) all Tax Returns required to be filed by it as of the date hereof and all such filed Tax Returns are true, complete and accurate in all respects.

(ii) The Company has paid all Taxes payable by the Company (whether or not shown on any Tax Return), except with respect to Taxes that are being contested in good faith and are disclosed in Section 4.14(a)(ii) of the Company Disclosure Schedule and for which adequate reserves have been made in accordance with U.S. GAAP, and no penalties or charges are due with respect to the late filing of any Tax Return of the Company.

(iii) No claim has been made in writing (nor to the Company’s knowledge has any claim been made) by any Taxing authority in a jurisdiction in which the Company does not file Tax Returns that is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(iv) The Company has withheld and paid to the appropriate Tax authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(v) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in or incorrect method of accounting prior to the Closing, including by reason of the application of Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) any agreement with any Governmental Authority relating to Taxes, including any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale made on or prior to the Closing Date; (iv) any prepaid amount or advance payment received or deferred revenue arising on or prior to the Closing Date; or (v) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any analogous provision of state, local or foreign Tax law) entered into or in existence prior to the Closing.

(b) The Company has not waived any statute of limitations with respect to income or other material Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency in respect of income Taxes or any other material amounts of Taxes and the Company does not have any deficiency, audit, examination, investigation or other proceeding in respect of income or other material amounts of Taxes or other material Tax matters pending or proposed or threatened in writing, in each case which has not been paid or fully resolved.

(c) The Company is not a party to, bound by, or has obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) and has no potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case other than pursuant to commercial agreements entered into in the ordinary course of business the principal purpose of which does not relate to Taxes.

(d) The Company will not be required to pay any Taxes after the Closing as a result of application of Section 965 of the Code.

(e) The Company has not been, since incorporation, a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return, except for any group of which the Company is the common parent.

(f) The Company does not have any liability for the Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, or otherwise.

(g) The Company has not requested for a ruling in respect of Taxes pending between the Company and any Tax authority.

(h) The Company has not since incorporation distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i) The Company has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) Neither the IRS nor any other United States or non-United States taxing authority or agency has asserted in writing any deficiency or claim for any income or other material Taxes against the Company that has not been fully resolved.

(k) There are no material Tax Liens upon any assets of the Company except for Permitted Liens to the Company’s knowledge.

(l) The Company has not taken any action, nor to the knowledge of the Company are there any facts or circumstances, that would reasonably be expected to prevent the relevant Transactions from qualifying for the Intended Tax Treatment.

(m) The stockholder of the Company (i) has no current plan or intention to dispose of or otherwise transfer the NewPubco Common Stock following Closing or (ii) is not currently under any binding agreement to dispose of or otherwise transfer the NewPubco Common Stock following Closing.

(n) To the knowledge of the Company, the Company will not be an “investment company” within the meaning of Section 351(e)(1) of the Code and Treasury Regulations Section 1.351-1(c)(1) immediately prior to the Share Exchange. To the knowledge of the Company, NewPubco will not be an investment company within the meaning of Section 351(e)(1) of the Code and Treasury Regulations Section 1.351-1(c) (1) immediately following the Closing.

(o) As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”), includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as any schedules or attachments thereto and amendments thereof) required to be supplied or supplied to a Tax authority relating to Taxes.

Section 4.15 Environmental Matters.

(a) The Company is not, or has not been since incorporation, in violation in any respect of any applicable Environmental Law that would reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has not received from any person or Governmental Authority, any (i) Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(c) The Company has all material permits, licenses and other authorizations required of the Company under applicable Environmental Law (“Environmental Permits”).

(d) The Company is in compliance in all material respects with the terms and conditions of its Environmental Permits.

(e) The Company has not assumed, undertaken, provided an indemnity with respect to or otherwise become subject to any liability of any other person under any Environmental Law or order by a Governmental Authority.

(f) The Company has delivered to PC3 true, correct and complete copies of all environmental Phase I reports and other material investigations, studies, audits, tests, records, sampling data, tests, reviews or other similar health and safety documents commenced or conducted by or on behalf of the Company (or by a third-party of which the Company has knowledge) in relation to the current or prior business of the Company or any real property presently or formerly owned, leased, or operated by the Company (or its or their predecessors) that are in possession, custody or control of the Company.

Section 4.16 Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all of the following types of contracts and agreements to which the Company is a party (such contracts and agreements as are required to be set forth on Section 4.16(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i) each contract and agreement with suppliers to the Company for expenditures paid or payable by the Company of more than $75,000, in the aggregate, over the 12-month period ending December 31, 2023;

(ii) each contract and agreement with customers of the Company that involves consideration payable to the Company of more than $75,000, in the aggregate, over the 12-month period ending December 31, 2023;

(iii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company is a party that are material to the business of the Company;

(iv) all management contracts, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or income or revenues related to the business of the Company to which the Company is a party;

(v) all contracts and agreements evidencing indebtedness (or any guaranty therefor for borrowed money), has the right to draw upon credit that has been extended for indebtedness, or has granted a Lien on its assets, whether tangible or intangible, to secure any indebtedness, in each case in an outstanding principal amount in excess of $75,000;

(vi) all contracts and agreements that is a definitive purchase and sale or similar agreement entered into in connection with an acquisition or disposition by the Company, since the date of its incorporation, of any person or of any business entity or division or business of any person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such person or by any other manner), excluding any such contracts or agreements in which the applicable acquisition or disposition has been consummated and there are no material obligations of the Company ongoing;

(vii) all partnership, joint venture, profits sharing, carry interest or similar agreements that are material to the business of the Company;

(viii) all contracts and agreements with any Governmental Authority to which the Company is a party, other than any Company Permits;

(ix) all contracts and agreements that limit, or purport to limit, the ability of the Company to compete in any line of business or with any person or entity or in any geographic area or during any period of time or to hire or retain any person, excluding customary confidentiality agreements;

(x) all contracts and agreements with outstanding obligations for the sale, purchase or dispositions of any property, assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $75,000 in any calendar year, in each case, other than any sale, purchase or disposition in the ordinary course of business;

(xi) all contracts and agreements involving use of any Company-Licensed IP required to be listed in Section 4.13(a) of the Company Disclosure Schedule;

(xii) contracts which involve the license or grant of rights to Company-Owned IP by the Company, but excluding any non-exclusive licenses (or sublicenses) of Company-Owned IP granted: (A) to customers in the ordinary course of business consistent with past practice; (B) to suppliers in the ordinary course of business consistent with past practice for the purpose of providing the applicable services to the Company; or (C) in the ordinary course of business where the grant of rights to Company-Owned IP is incidental to the purpose of the agreement, including use of a Trademark of the Company for marketing or similar purposes;

(xiii) any contract that (A) grants to any person any preferred pricing, “most favored nation” or similar rights or (B) grant exclusivity to any person in respect of any geographic location, any customer or any product or service; and

(xiv) any commitment to enter into any contract or agreement of the type described in clauses (i) through (xvii) of this Section 4.16(a).

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole, (i) each Material Contract is a legal, valid and binding obligation of the Company and, to the knowledge of the Company, the other parties thereto, and is enforceable in accordance with its terms and the Company is not in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; and (iii) the Company has not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract. The Company has furnished or made available to PC3 or its legal advisors true, correct and complete copies of all Material Contracts without redaction, including all modifications, amendments and supplements thereto.

Section 4.17 Insurance. The Company does not maintain any insurance coverage.

Section 4.18 Company Stockholder Approval; Board Approval. The Company Stockholder Written Consent represents the Requisite Approval in favor of the approval and adoption of this Agreement and the Transactions, including the Share Exchange, and is the only vote of the holder of any class or series of shares of the Company necessary to adopt this Agreement and approve the Transactions, including the Share Exchange, and no additional approval or vote would then be necessary to adopt this Agreement, the Share Exchange and the Transactions.

Section 4.19 Anti-Corruption Compliance; Certain Business Practices. Since the date of its incorporation, the Company and each of its directors and officers have at all times complied in all respects with the provisions of Anti-Corruption Laws. None of the Company nor, to the Company’s knowledge, any directors or officers, agents or employees of the Company, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic Government Officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Anti-Corruption Laws; or (c) made any payment that would constitute a bribe, kickback or illegal or improper payment to assist the Company in obtaining or retaining business for, or with, or directing business to, any person, or in securing any improper advantage. There have been no false or fictitious entries made in the books or records of the Company relating to any illegal payment or secret or unrecorded fund and the Company has not established or maintained a secret or unrecorded fund.

Section 4.20 Sanctions and Export Control Compliance.

(a) Since the date of its incorporation, the Company and its officers and directors have at all times complied in all material respects with all applicable Sanctions. Since such date, neither the Company nor any of its directors or officers (i) has been or is a Sanctioned Person; (ii) has been or is owned or controlled by a Sanctioned Person or Sanctioned Persons; (iii) has maintained or maintains any offices, branches, operations, assets, investments, employees, or agents in any Sanctioned Country; or (iv) has participated in any transaction or business dealing with any Sanctioned Person or in any Sanctioned Country.

(b) Since the date of its incorporation, the Company and each of its directors and officers have at all times complied in all material respects with all Export Control Laws.

Section 4.21 Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company, to the Company’s knowledge, has or has had, in the past five (5) years, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company, other than customary indemnity arrangements and customary employment-related agreements and arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.21.

Section 4.22 Brokers. No broker, finder, investment banker or other person is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 4.23 Registration Statement. None of the information relating to the Company supplied by the Company, or by any other person acting on behalf of the Company, in writing specifically for inclusion in the Registration Statement will, as of (i) the time the Registration Statement becomes effective under the Securities Act of 1933, as amended (the “Securities Act”), (ii) the date of mailing of the Proxy Statement to PC3 Shareholders or (iii) the time of the PC3 Shareholder’s Meeting (including any adjournment thereof), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 4.23, no representation or warranty is made by the Company with respect to information or statements made in the Registration Statement that were not supplied by or on behalf of the Company for use therein.

Section 4.24 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to PC3, its affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed and none of PC3, NewPubco or Merger Sub shall have any claim with respect to their purported use of, or reliance on, any such representations and warranties, except those representations or warranties set forth in this Agreement. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither the Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to PC3, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to PC3, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

Article V.

REPRESENTATIONS AND WARRANTIES OF PC3, NEWPUBCO AND MERGER SUB

Except as set forth in (i) the PC3 SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such PC3 SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing in disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement)) and (ii) the PC3’s disclosure schedule delivered by PC3 in connection with this Agreement (the “PC3 Disclosure Schedule”), PC3 hereby represents and warrants to the Company as follows:

Section 5.01 Corporate Organization.

(a) Each of PC3, NewPubco and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b) NewPubco and Merger Sub are the only subsidiaries of PC3. Except for NewPubco. Merger Sub and PC3 does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

Section 5.02 Memorandum of Association, Certificate of Incorporation and Bylaws. Each of PC3, NewPubco and Merger Sub has heretofore furnished to the Company true, complete and correct copies of the PC3 Organizational Documents, the NewPubco Organizational Documents and the Merger Sub Organizational Documents. The PC3 Organizational Documents, the NewPubco Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither PC3, NewPubco nor Merger Sub is in material violation of any of the provisions of the PC3 Organizational Documents, the NewPubco Organizational Documents and the Merger Sub Organizational Documents.

Section 5.03 Capitalization.

(a) The authorized share capital of PC3 consists of (i) 1,000,000 preference shares, par value $0.0001 per share (“PC3 Preference Shares”), (ii) 300,000,000 Class A ordinary shares par value $0.0001, and (iii) 30,000,000 Class B ordinary shares par value $0.0001. As of the date of this Agreement, the issued and outstanding Class A ordinary shares and Class B ordinary shares of PC3 (including those held by PFTA) are held as set forth on the Pro Forma Cap Table.

(b) As of the date of this Agreement, the authorized capital stock of NewPubco consists of 1,000 shares of common stock, par value of $0.01 per share (the “NewPubco Common Stock”). As of the date hereof, 100 shares of NewPubco Common Stock are issued and outstanding. All outstanding shares of NewPubco Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by PC3 free and clear of all Liens, other than transfer restrictions under applicable securities laws and the NewPubco Organizational Documents.

(c) As of the date of this Agreement, the authorized share capital of Merger Sub consists of 100 ordinary shares, par value of $0.0001 per share (the “Merger Sub Ordinary Shares”). As of the date hereof, 100 Merger Sub Ordinary Shares are issued and outstanding. All outstanding Merger Sub Ordinary Shares have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by NewPubco free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(d) All outstanding PC3 Units, PC3 Ordinary Shares and PC3 Warrants have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the PC3 Organizational Documents.

(e) The NewPubco Common Stock and NewPubco Warrants being delivered by NewPubco hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the PC3 Organizational Documents. The NewPubco Common Stock and NewPubco Warrants will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(f) Except for securities issued by PC3 as permitted by this Agreement and the PC3 Warrants, PC3 has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of PC3 or obligating PC3 to issue or sell any shares of capital stock of, or other equity interests in, PC3. As of the date of this Agreement, the issued and outstanding PC3 Warrants (including those held by PFTA) are held as set forth in the Pro Forma Cap Table.

(g) All PC3 Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither PC3 nor any subsidiary of PC3 is a party to, or otherwise bound by, and neither PC3 nor any subsidiary of PC3 has granted, any equity appreciation rights, participations, phantom equity or similar rights. PC3 is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of PC3 Ordinary Shares or any of the equity interests or other securities of PC3 or any of its subsidiaries. There are no outstanding contractual obligations of PC3 to repurchase, redeem or otherwise acquire any PC3 Ordinary Shares. There are no outstanding contractual obligations of PC3 to make any investment (in the form of a loan, capital contribution or otherwise) in, any person. Neither NewPubco nor any subsidiary of NewPubco is a party to, or otherwise bound by, and neither NewPubco nor any subsidiary of NewPubco has granted, any equity appreciation rights, participations, phantom equity or similar rights. NewPubco is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of NewPubco Common Stock or any of the equity interests or other securities of NewPubco or any of its subsidiaries. There are no outstanding contractual obligations of NewPubco to repurchase, redeem or otherwise acquire any NewPubco Common Stock. There are no outstanding contractual obligations of NewPubco to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 5.04 Authority Relative to This Agreement. Each of PC3, NewPubco and Merger Sub have all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of PC3, NewPubco and Merger Sub and the consummation by each of PC3, NewPubco and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of PC3, NewPubco or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than the approval and adoption of the PC3 Proposals by the PC3 Shareholders at the PC3 Shareholders’ Meeting and the merger filings required by applicable Law). This Agreement has been duly and validly executed and delivered by PC3, NewPubco and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of PC3, NewPubco or Merger Sub, enforceable against PC3, NewPubco or Merger Sub in accordance with its terms subject to the Remedies Exceptions.

Section 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of PC3, NewPubco and Merger Sub do not, and the performance of this Agreement by each of PC3, NewPubco and Merger Sub will not, (i) conflict with or violate the PC3 Organizational Documents, the NewPubco Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each of PC3, NewPubco or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of PC3, NewPubco or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of PC3, NewPubco or Merger Sub is a party or by which each of PC3, NewPubco or Merger Sub or any of their properties or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a PC3 Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of PC3, NewPubco and Merger Sub do not, and the performance of this Agreement by each of PC3, NewPubco and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, the Cayman Companies Act and filing and recordation of appropriate the Plan of Merger as required by the Cayman Companies Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent PC3, NewPubco or Merger Sub from performing its material obligations under this Agreement.

Section 5.06 Compliance. Neither PC3, NewPubco nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to PC3, NewPubco or Merger Sub or by which any property or asset of PC3, NewPubco or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which PC3, NewPubco or Merger Sub is a party or by which PC3, NewPubco or Merger Sub or any property or asset of PC3, NewPubco or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a PC3 Material Adverse Effect. Each of PC3, NewPubco and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for PC3, NewPubco or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted, except, where the failure to have such material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority would not, individually or in the aggregate, have or reasonably be expected to have a PC3 Material Adverse Effect.

Section 5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) PC3 has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the SEC since July 20, 2021, together with any amendments, restatements or supplements thereto (collectively, the “PC3 SEC Reports”). PC3 has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by PC3 with the SEC to all agreements, documents and other instruments that previously had been filed by PC3 with the SEC and are currently in effect. As of their respective dates, the PC3 SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the knowledge of PC3, director and executive officer of PC3 has filed with the SEC on a timely basis all documents required with respect to PC3 by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the PC3 SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of PC3 as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to, individually or in the aggregate, have a PC3 Material Adverse Effect). PC3 has no off-balance sheet arrangements that are not disclosed in the PC3 SEC Reports. No financial statements other than those of PC3 are required by GAAP to be included in the consolidated financial statements of PC3.

(c) Except as and to the extent set forth in the PC3 SEC Reports, neither PC3, NewPubco nor Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of PC3’s, NewPubco’s and Merger Sub’s business.

(d) PC3 is in compliance in all material respects with the applicable corporate governance rules and regulations of the Nasdaq Stock Market LLC (the “Nasdaq”).

(e) PC3 has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to PC3 and other material information required to be disclosed by PC3 in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to PC3’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting PC3’s principal executive officer and principal financial officer to material information required to be included in PC3’s periodic reports required under the Exchange Act.

(f) PC3 maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that PC3 maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements.

(g) There are no outstanding loans or other extensions of credit made by PC3 to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of PC3. PC3 has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither PC3 (including any employee thereof) nor PC3’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by PC3, (ii) any fraud, whether or not material, that involves PC3’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by PC3 or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the PC3 SEC Reports. To the knowledge of PC3, none of the PC3 SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.08 Absence of Certain Changes or Events. Since July 20, 2021, except as expressly contemplated by this Agreement, (a) PC3 has conducted its business in the ordinary course and in a manner consistent with past practice, and (b) there has not been any PC3 Material Adverse Effect. None of PC3, NewPubco and Merger Sub has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.02.

Section 5.09 Absence of Litigation. There is no Action pending or, to the knowledge of PC3, threatened against PC3, or any property or asset of PC3, before any Governmental Authority or any other person. Neither PC3 nor any material property or asset of PC3 is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of PC3, continuing investigation by, any Governmental Authority or any other person.

Section 5.10 Board Approval; Vote Required.

(a) The PC3 Board, by resolutions duly adopted by all of the directors voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) approved the Merger in the manner provided by the PC3 Articles and the Cayman Companies Act, (ii) determined that this Agreement and the Transactions are fair to and in the best interests of PC3 and the PC3 Shareholders, (iii) approved and adopted this Agreement and the Transactions and declared their advisability, (iv) recommended that the PC3 Shareholders approve and adopt this Agreement and the Transactions, including the Merger, and (v) directed that this Agreement and the Transactions, including the Merger, be submitted for consideration by the PC3 Shareholders at the PC3 Shareholders’ Meeting.

(b) The approval and adoption of the PC3 Proposals by a simple majority (or a majority of not less than two-thirds in respect of matters required to be passed by special resolutions under the Cayman Companies Act and/or the PC3 Articles), of such shareholders being entitled to do so, is the only vote of the holders of any class or series of shares of PC3 necessary to adopt this Agreement and approve the Transactions (the “PC3 Required Shareholders Approval”).

(c) The sole director of NewPubco, by resolutions duly adopted by consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of NewPubco and its sole stockholder, (ii) approved and adopted this Agreement and the Transactions and declared their advisability, (iii) recommended that PC3, as sole stockholder of NewPubco, approves and adopts this Agreement and (iv) directed that this Agreement and the Transactions be submitted for consideration by PC3.

(d) The sole director of Merger Sub, by resolutions duly adopted by consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved and adopted this Agreement and the Merger and declared their advisability, (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and (iv) directed that this Agreement and the Transactions be submitted for consideration by the sole stockholder of Merger Sub.

(e) The only vote of the holders of any class or series of capital stock of NewPubco is necessary to approve this Agreement and the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of NewPubco Common Stock.

(f) The only vote of the holders of any class or series of capital stock of Merger Sub is necessary to approve this Agreement, the Merger and the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Ordinary Shares.

Section 5.11 No Prior Operations of NewPubco and Merger Sub.

(a) NewPubco and Merger Sub were formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement. Except as contemplated by this Agreement, neither NewPubco nor Merger Sub will have material assets, liabilities or obligations at all times prior to the Merger Effective Time.

Section 5.12 Brokers. Except for any investment bank retained in connection with the Transactions, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of PC3, NewPubco or Merger Sub.

Section 5.13 PC3 Trust Fund. As of the date of this Agreement, PC3 has no less than $41,243,930 in the trust fund established by PC3 for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at Morgan Stanley (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-16 promulgated under the Investment Company Act of 1940, as amended, and held in trust by CST (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of July 20, 2021, between PC3 and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions, and no termination, repudiation, rescission, amendment, supplement or modification is contemplated as of the date of this Agreement. PC3 has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by PC3 or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between PC3 and the Trustee that would cause the description of the Trust Agreement in the PC3 SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of PC3, that would entitle any person (other than (i) PC3 Shareholders who shall have elected to redeem their PC3 Ordinary Shares pursuant to the PC3 Organizational Documents or (iii) the underwriters of PC3’s initial public offering who would be entitled to the Deferred Underwriting Commission upon consummation of the Transactions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the PC3 Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of PC3, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, PC3 shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to PC3 as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of PC3 due and owing or incurred at or prior to the Merger Effective Time shall be paid as and when due, including all amounts payable (a) to PC3 Shareholders who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to PC3 in connection with its efforts to effect the Merger (including the Deferred Underwriting Commission). As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, PC3 has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to PC3 at the Merger Effective Time.

Section 5.14 Employees. Other than any officers as described in the PC3 SEC Reports, PC3, NewPubco and Merger Sub have never employed any employees. Other than reimbursement of any out-of-pocket expenses incurred by PC3’s officers and directors in connection with activities on PC3’s behalf in an aggregate amount not in excess of the amount of cash held by PC3 outside of the Trust Account, PC3 has no unsatisfied material liability with respect to any employee, officer or director. PC3, NewPubco and Merger Sub have never and do not currently maintain, sponsor, contribute to or have any direct liability under any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of PC3, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the PC3, NewPubco, Merger Sub or any affiliate being classified as an “excess parachute payment” under Section 280G of the Code or the imposition of any additional Tax under Section 409A(a)(1)(B) of the Code. There is no contract, agreement, plan or arrangement to which PC3, NewPubco or Merger Sub is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any person.

Section 5.15 Taxes.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to PC3:

(i) PC3, NewPubco and Merger Sub have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all respects.

(ii) PC3, NewPubco and Merger Sub have timely paid all Taxes that are shown as due on such filed Tax Returns and any other Taxes that PC3, NewPubco or Merger Sub are otherwise obligated to pay, except with respect to current Taxes not yet due and payable or otherwise being contested in good faith or that are described in Section 5.15(a)(iii) below.

(iii) PC3, NewPubco and Merger Sub have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of PC3, for any Taxes of PC3 that have not been paid, whether or not shown as being due on any Tax Return.

(iv) None of PC3, NewPubco or Merger Sub will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (x) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (y) any agreement with any Governmental Authority relating to Taxes, including any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; or (z) installment sale made on or prior to the Closing Date.

(b) With respect to all material Tax Returns filed by or with respect to any of PC3, NewPubco and Merger Sub, none of PC3, NewPubco and Merger Sub have waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, and none of PC3, NewPubco and Merger Sub have any deficiency, audit, examination, investigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(c) Neither PC3, NewPubco nor Merger Sub is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes and which is not entered into with any affiliate or direct or indirect owner of PC3.

(d) Neither PC3, NewPubco nor Merger Sub has been, within the past ten (10) years, a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return except for any group consisting only of the Company, NewPubco and Merger Sub.

(e) Neither PC3, NewPubco nor Merger Sub has any material liability for the Taxes of any person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(f) Neither PC3, NewPubco nor Merger Sub has any request for a material ruling in respect of Taxes pending between PC3, NewPubco and/or Merger Sub, on the one hand, and any Tax authority, on the other hand.

(g) Neither PC3, NewPubco nor Merger Sub has within the last two (2) years distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) Neither PC3, NewPubco nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i) PC3, NewPubco and Merger Sub have not taken any action, nor to the knowledge of PC3 are there any facts or circumstances, that would reasonably be expected to prevent the relevant Transactions from qualifying for the Intended Tax Treatment.

(j) To the knowledge of PC3, no PC3 Shareholder (i) has any current plan or intention to dispose of or otherwise transfer the NewPubco Common Stock following Closing or (ii) is currently under any binding agreement to dispose of or otherwise transfer the NewPubco Common Stock following Closing.

(k) To the knowledge of PC3, NewPubco will not be an investment company within the meaning of Section 351(e)(1) of the Code and Treasury Regulations Section 1.351-1(c)(1) immediately following the Closing.

Section 5.16 Listing. As of the date of this Agreement, (a) the issued and outstanding PC3 Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “PFTAU.”, (b) the issued and outstanding PC3 Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “PFTA.” and (c) the issued and outstanding PC3 Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “PFTAW.” As of the date of this Agreement, there is no Action pending or, to the knowledge of PC3, threatened in writing against PC3 by the Nasdaq or the SEC with respect to any intention by such entity to deregister the PC3 Units, the PC3 Ordinary Shares, or PC3 Warrants or terminate the listing of PC3 on the Nasdaq. None of PC3 or any of its affiliates has taken any action in an attempt to terminate the registration of the PC3 Units, the PC3 Ordinary Shares, or the PC3 Warrants under the Exchange Act.

Section 5.17 PC3’s, NewPubco’s and Merger Sub’s Investigation and Reliance. Each of PC3, NewPubco and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the Transactions, which investigation, review and analysis were conducted by PC3, NewPubco and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. PC3, NewPubco, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and other information that they have requested in connection with their investigation of the Company and the Transactions. Neither PC3, NewPubco nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of its Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule). Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to PC3, NewPubco, Merger Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to PC3, NewPubco or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company.

Section 5.18 Certain Business Practices. Since June 17, 2021, none of PC3, NewPubco, Merger Sub, nor, to PC3’s knowledge, any directors or officers, agents or employees of PC3, NewPubco or Merger Sub has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic Government Officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any payment in the nature of criminal bribery.

Section 5.19 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V (as modified by the PC3 Disclosure Schedule), PC3 hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the PC3, NewPubco or Merger Sub, their affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its affiliates or any of their respective Representatives by, or on behalf of, PC3, NewPubco or Merger Sub, and any such representations or warranties are expressly disclaimed and the Company shall have any claim with respect to their purported use of, or reliance on, any such representations and warranties, except those representations or warranties set forth in this Agreement. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither PC3 nor any other person on behalf of PC3 has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of PC3, NewPubco or Merger Sub (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Company, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

Article VI.

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01 Conduct of Business by the Company Pending the Merger.

(a) During the period between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement (such period, the “Interim Period”), except as (w) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (x) set forth in Section 6.01(a) of the Company Disclosure Schedule, (y) required by applicable Law (including as may be requested or compelled by any Governmental Authority), or (z) pursuant to any Financing Agreement or Potential Financing, the Company shall not, during the Interim Period, directly or indirectly, to any of the following without the prior written consent of PC3 (which consent shall not be unreasonably conditioned, withheld or delayed).

(i) amend or otherwise change the Company Certificate of Incorporation or the Company’s bylaws;

(ii) form or create any subsidiaries;

(iii) other than pursuant to a Financing Agreement, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company; or (B) any material assets of the Company;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interests;

(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities or other equity interests;

(vi) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof; or (B) incur any indebtedness for borrowed money, other than in the ordinary course of business, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets;

(vii) take any action that will result in the acceleration of vesting or payment timing or requirement for funding of any incentive equity compensation or benefits to any current or former director, officer, employee or consultant of the Company;

(viii) institute a layoff resulting in the termination of employment that would reasonably be expected to implicate the federal Worker Adjustment and Retraining Notification Act and similar applicable state, local or foreign Law (“WARN”); or

(ix) make any Tax election, amend any Tax Return, file any claim for a Tax refund, change any Tax accounting period or method, waive or extend any limitations period in respect of Taxes or settle or compromise any Tax liability, in each case, that could reasonably be expected to have an adverse and material impact on the Company.

Section 6.02 Conduct of Business by PC3, NewPubco and Merger Sub Pending the Merger. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, or required by applicable Law (including as may be requested or compelled by any Governmental Authority), PC3 agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Merger Effective Time, unless the Company shall otherwise consent in writing in advance, the businesses of PC3, NewPubco and Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, or as required by applicable Law (including as may be requested or compelled by any Governmental Authority), neither PC3, NewPubco nor Merger Sub shall, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of the Company:

(a) amend or otherwise change the PC3 Organizational Documents, PC3 Warrant Agreement, NewPubco Organizational Documents or the Merger Sub Organizational Documents or form any subsidiary of PC3 other than NewPubco and Merger Sub;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the PC3 Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the PC3 Ordinary Shares or PC3 Warrants except for redemptions from the Trust Fund that are required pursuant to the PC3 Organizational Documents;

(d) other than pursuant to a Financing Agreement approved by the Company in writing in advance, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of PC3, NewPubco or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of PC3, NewPubco or Merger Sub;

(e) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f) other than the Working Capital Loans not to exceed an aggregate amount of $1,500,000, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of PC3, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(g) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h) make any Tax election, amend any Tax Return, file any claim for a Tax refund, change any Tax accounting period or method, waive or extend any limitations period in respect of Taxes or settle or compromise any Tax liability, in each case, that could reasonably be expected to have an adverse and material impact on PC3;

(i) liquidate, dissolve, reorganize or otherwise wind up the business and operations of PC3, NewPubco or Merger Sub;

(j) amend the Trust Agreement or any other agreement related to the Trust Account; or

(k) enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

Section 6.03 Claims Against Trust Account. The Company acknowledges that PC3 is a special purpose acquisition company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and the Company has read PC3’s final prospectus, dated as of July 20, 2021 and other PC3 SEC Reports, the PC3 Organizational Documents and understands that PC3 has established the Trust Account described therein for the benefit of PC3’s public stockholders that disbursement from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that PC3’s sole assets consist of the cash proceeds of PC3’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. Accordingly, the Company (on behalf of itself and its affiliates) agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Merger Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and PC3 on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company (on behalf of itself and its affiliates) hereby irrevocably waives any Claim they may have, now or in the future and will not seek recourse against the Trust Fund or any trustee of the Trust Account and PC3 for any reason whatsoever; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against PC3, NewPubco, Merger Sub or any other person for legal relief against monies or other assets of PC3, NewPubco or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, PC3 shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event PC3 prevails in such action or proceeding. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by PC3 and its affiliates to induce PC3 to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its affiliates under applicable law. This Section 6.03 shall survive the termination of this Agreement for any reason.

Article VII.

ADDITIONAL AGREEMENTS

Section 7.01 Proxy Statement; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement and receipt of the PCAOB Audited Financials, PC3 and the Company shall use their respective commercially reasonable efforts to jointly prepare and PC3 shall file with the SEC a registration statement on Form S-4 with respect to the NewPubco Common Stock and NewPubco Warrants to be offered and issued in connection with the Merger (together with all amendments thereto, the “Registration Statement”), which shall include a proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the PC3 Shareholders with respect to the extraordinary general meeting of the PC3 Shareholders (the “PC3 Shareholders’ Meeting”) to be held to consider the approval and adoption of (1) this Agreement, the Merger and the other Transactions, (2) the Share Exchange, (3) the issuance of NewPubco Common Stock as contemplated by this Agreement, (4) the Equity Incentive Plan and (5) any other proposals the parties deem necessary or desirable to effectuate the Transactions (collectively, the “PC3 Proposals”). The Company shall use commercially reasonable efforts to furnish all information concerning the Company as PC3 may reasonably request in connection with such actions and the preparation of the Proxy Statement and Registration Statement, including updates to the Required Financials as required prior to the effective date of the Registration Statement to address subsequent interim periods and to ensure compliance with PCAOB. PC3 and the Company each shall use their commercially reasonable efforts to (i) cause the Proxy Statement and the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to, and resolve all comments received from the SEC concerning the Proxy Statement and the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing with the SEC and (iv) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, PC3 shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of NewPubco Common Stock, in each case to be issued in connection with this Agreement. As promptly as practicable after finalization of the Proxy Statement and effectiveness of the Registration Statement, the Company shall mail the Proxy Statement to the Company’s stockholders and PC3 shall mail the Proxy Statement to the PC3 Shareholders. Each of PC3 and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.

(b) No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by PC3 or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). PC3 and the Company each will advise the other, within forty-eight (48) hours following the date they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the PC3 Class A Ordinary Shares to be issued in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of PC3 and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Proxy Statement or the Registration Statement and any amendment to the Proxy Statement or the Registration Statement filed in response thereto.

(c) PC3 represents that the information supplied by PC3 for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the PC3 Shareholders, (iii) the time of the PC3 Shareholders’ Meeting, and (iv) the Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Merger Effective Time, any event or circumstance relating to PC3, NewPubco or Merger Sub, or their respective officers or directors, should be discovered by PC3 which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, PC3 shall, within twenty-four (24) hours following the date of occurrence of such event or the date on which PC3 had knowledge of such event, inform the Company. All documents that PC3 is responsible for filing with the SEC in connection with the Merger or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d) The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the PC3 Shareholders, (iii) the time of the PC3 Shareholders’ Meeting, and (iv) the Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Merger Effective Time, any event or circumstance relating to the Company, or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall, within twenty-four (24) hours following the date of occurrence of such event or the date on which Company had knowledge of such event, inform PC3. All documents that the Company is responsible for filing with the SEC in connection with the Share Exchange or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(e) If, in connection with the preparation and filing of the Registration Statement (including the Proxy Statement contained therein) or the SEC’s review thereof, the SEC requests or requires that a Tax opinion with respect to the U.S. federal income tax consequences of the Transactions be prepared and submitted, the parties shall deliver to counsel customary Tax representation letters satisfactory to such counsel, dated and executed as of the date such relevant filing shall have been declared effective by the SEC and such other date(s) as determined to be reasonably necessary by such counsel in connection with the preparation and filing of such Tax opinion. Notwithstanding anything to the contrary in this Agreement, none of PC3, the Company or their respective Tax advisors are obligated to provide any opinion that the Transactions contemplated by this Agreement qualify for the Intended Tax Treatment, other than a customary opinion regarding the material accuracy of any disclosure regarding U.S. federal income tax considerations of the Transactions included in the Registration Statement (including the Proxy Statement contained therein) as may be required to satisfy applicable rules and regulations promulgated by the SEC, nor will a Tax opinion by any party’s advisors be a condition precedent to the Transactions.

Section 7.02 PC3 Shareholders’ Meeting; NewPubco and Merger Sub Stockholder’s Approval.

(a) PC3 shall call, notice and hold the PC3 Shareholders’ Meeting in accordance with the PC3 Articles and applicable Law as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the PC3 Proposals, and PC3 shall use its reasonable best efforts to hold the PC3 Shareholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective. PC3 shall use its reasonable best efforts to obtain the approval of the PC3 Proposals at the PC3 Shareholders’ Meeting, including by soliciting from the PC3 Shareholders proxies as promptly as possible in favor of the PC3 Proposals, and shall take all other lawful action necessary or advisable to secure the PC3 Required Shareholders Approval. The PC3 Board shall recommend to the PC3 Shareholders that they approve the PC3 Proposals and shall include such recommendation in the Proxy Statement. The Proxy Statement shall include a statement to the effect that PC3 Board has unanimously recommended that the PC3 Shareholders vote in favor of the PC3 Proposals at the PC3 Shareholder Meeting and the PC3 Board shall not withdraw, amend, qualify or modify its recommendation to the PC3 Shareholders that they vote in favor of the PC3 Proposals.

(b) Concurrently with the execution of this Agreement, PC3 shall approve and adopt this Agreement and approve the Transactions, as the sole stockholder of NewPubco.

(c) Concurrently with the execution of this Agreement, NewPubco shall approve and adopt this Agreement and approve the Merger and the Transactions, as the sole stockholder of Merger Sub.

Section 7.03 Access to Information; Confidentiality.

(a) During the Interim Period, the Company and PC3 shall (and shall cause their respective subsidiaries and instruct their respective Representatives to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access during normal business hours and upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof, provided that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company without the prior written consent of the Company; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, but without limiting the Company’s obligations under Section 7.06, neither the Company nor PC3 shall be required to provide access to or disclose information to the extent such party has been advised by legal counsel that the access or disclosure would (x) jeopardize the protection of attorney-client privilege or (y) contravene applicable Law (it being agreed that the parties shall use their respective commercially reasonable efforts to cause such information to be provided in a manner that would not result in such inconsistency, conflict, jeopardy or contravention). For the avoidance of doubt, no provision of this Section 7.03(a) shall require any expenditure of funds by the Company unless funding of such expenditure is made available in advance.

(b) All information obtained by the parties pursuant to this Section 7.03 shall be kept confidential in accordance with the confidentiality agreement entered into between PC3 and the Company (the “Confidentiality Agreement”).

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 7.04 Company Solicitation. During the Interim Period or, if earlier, the valid termination of this Agreement in accordance with Section 9.01, the Company shall not, and shall direct its Representatives not to, (i) initiate, solicit, facilitate or encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any Company Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any Confidential Information or data to, any person relating to a Company Acquisition Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Company Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Company Acquisition Proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Company Acquisition Proposal, (vi) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Company Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal, or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action. The Company shall, and shall instruct its Representatives to, immediately cease any solicitations, discussions or negotiations with any person (other than the parties hereto and their respective Representatives) in connection with a Company Acquisition Proposal, and the Company acknowledges that any action taken by it or any of its Representatives inconsistent with the restrictions set forth in this Section 7.04 shall be deemed to constitute a breach of this Section 7.04 by the Company.

Section 7.05 Directors’ and Officers’ Indemnification; D&O Tail.

(a) The certificate of incorporation and bylaws of the Surviving Corporation and the Company shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the PC3 Articles or the certificate of incorporation or the bylaws of the Company, respectively, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Merger Effective Time, were directors, officers, employees, fiduciaries or agents of PC3 or the Company, unless such modification shall be required by applicable Law.

(b) NewPubco and the Company shall, and each shall cause Surviving Corporation to, purchase (which shall be paid in full by the Company) and have in place at the Closing a “tail” or “runoff” policy (the “D&O Tail”) providing directors’ and officers’ liability insurance coverage for the benefit of those persons who are covered by the directors’ and officers’ liability insurance policies maintained by the Company or PC3 as of the Closing with respect to matters occurring prior to the Merger Effective Time. The D&O Tail shall cost no more than $1,000,000 but shall otherwise provide to the extent possible for terms with respect to coverage, deductibles and amounts that are no less favorable than those of the policy in effect immediately prior to the Merger Effective Time for the benefit of the Company’s or PC3’s directors and officers, as applicable, and shall remain in effect for the six (6) years following the Closing.

Section 7.06 Notification of Certain Matters. The Company shall give prompt notice to PC3, and PC3 shall give prompt notice to the Company, of any event which a party becomes aware of during the Interim Period, the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail. No notification given by the Company under this Section 7.06 shall limit, amend or otherwise affect the scope or the terms of any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

Section 7.07 Reasonable Best Efforts; Further Action; Information Sharing.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws, to consummate and make effective the Transactions, as promptly as practicable, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c) Notwithstanding anything in this Agreement to the contrary, the parties agree that Section 7.11 sets forth the sole obligations with respect to filings under the HSR Act or any other Antitrust Law of the Company, PC3, NewPubco, Merger Sub, Sponsor and their affiliates, (to the extent any such obligations exist), which shall be governed solely by Section 7.11.

Section 7.08 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of PC3 and the Company. Thereafter, during the Interim Period, unless otherwise required by applicable Law or the rules of Nasdaq, each of PC3 and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Share Exchange, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party; provided, however, that each of PC3 and the Company may make any such announcement or other communication (a) if such announcement or other communication is required by applicable Law or the rules of Nasdaq, in which case the disclosing party shall, to the fullest extent permitted by applicable Law, first allow the other party to review such announcement or communication and the opportunity to comment thereon and the disclosing party shall consider such comments in good faith, (b) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 7.08, and (c) to Governmental Authorities in connection with any consents, approvals and authorizations required to be made under this Agreement or in connection with the Transactions. Furthermore, nothing contained in this Section 7.08 shall prevent PC3 or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.

Section 7.09 Tax Matters.

(a) The parties hereto intend that, for United States federal income Tax purposes, the Share Exchange and the Merger will qualify for the Intended Tax Treatment and none of the parties hereto will take any action that would reasonably be expected to cause the Share Exchange or the Merger to fail to qualify for the Intended Tax Treatment. The Share Exchange and the Merger shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code.

(b) Neither NewPubco nor its affiliates will take any action, make any Tax election or engage in any transaction that would result in the liquidation of PC3 or the Company for U.S. federal income tax purposes within two (2) calendar years following the Closing Date.

Section 7.10 Stock Exchange Listing. PC3 will use its reasonable best efforts to cause the NewPubco Common Stock comprising the Closing Transaction Consideration issued in connection with the Transactions to be approved for listing on the Nasdaq at Closing. During the Interim Period, PC3 shall use its reasonable best efforts to keep the PC3 Units, PC3 Ordinary Shares and PC3 Warrants listed for trading on the Nasdaq.

Section 7.11 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including the HSR Act (“Antitrust Laws”), each party hereto agrees to as promptly as reasonably practicable file with the United States Federal Trade Commission and the United States Department of Justice, any notification form required pursuant to the HSR Act in connection with the Transactions. The parties hereto agree to use reasonable best efforts to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to use reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act, provided that, notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.11 or any other provision of this Agreement shall require the Company, PC3, NewPubco, Merger Sub, Sponsor or any of their affiliates or subsidiaries (including, for purposes of this sentence, the Sponsor and any investment funds or investment vehicles affiliated with, or managed or advised by, the Sponsor, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of any such investment fund or investment vehicle), to sell, divest, dispose of, license, hold separate, or take or commit to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any businesses, products, rights, services, licenses, or assets of PC3, the Company, or any of their respective subsidiaries or affiliates, or any interests therein.

(b) Each party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other parties reasonably informed of any material communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other parties and their respective outside counsel to review any material communication given by it to, and consult with each other in advance of any substantive meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s Representative is prohibited from participating in or attending any meetings or conferences, the other parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority provided, however, that any information or materials provided to or received by any party under this Section 7.11 or any other section of this Agreement may be redacted (i) to remove references concerning the valuation of the Company or other competitively sensitive material, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns, and that the parties may, as each deems advisable, reasonably designate any material or information provided to or received by any party under this Section 7.11 as “outside counsel only material.” Materials designated “outside counsel only” under this Section 7.11 shall be given only to the designated legal counsel of the recipient and shall not be disclosed by such legal counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.

Section 7.12 Required Financials. The Company shall (a) deliver true, correct and complete copies of (i) the audited consolidated balance sheet of the Company as of December 31, 2023, and the related audited consolidated statements of income and cash flows of the Company for such year, each audited in accordance with the auditing standards of the PCAOB, together with an unqualified audit report thereon from the Company’s independent public accountants (collectively, the “PCAOB Audited Financials”), (ii) the unaudited consolidated balance sheet of the Company as of the last day of each subsequent fiscal quarter of the Company ending at least forty-five (45) days prior to the filing of the Registration Statement or any amendment thereto or as otherwise required by the rules and regulations of the SEC governing the Registration Statement (the “Company Unaudited Financials”), and (iii) any unaudited pro forma financial statements required by Regulation S-X of the SEC to be included in the Registration Statement (such pro forma financial statements, together with the PCAOB Audited Financials and the Company Unaudited Financials, the “Required Financials”), not later than thirty (30) days from the date on which the funding required to prepare and finalize such Required Financials has been provided by PC3 to the Company, unless otherwise agreed in writing by PC3 and the Company, and (b) make any necessary amendments, restatements or revisions to the Required Financials such that they remain Compliant through the date of completion of the offering pursuant to the Registration Statement.

Section 7.13 Exclusivity. During the Interim Period, PC3 shall not take, nor shall it permit any of its affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than the Company, its stockholders and/or any of their affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination transaction (a “Business Combination Proposal”) other than with the Company and the Company Stockholder. PC3 shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Section 7.14 Trust Account. As of the Merger Effective Time, the obligations of PC3 to dissolve or liquidate within a specified time period as contained in the PC3 Articles will be terminated and PC3 shall have no obligation whatsoever to dissolve and liquidate the assets of PC3 by reason of the consummation of the Merger or otherwise, and no PC3 Shareholder shall be entitled to receive any amount from the Trust Account. At least forty-eight (48) hours prior to the Merger Effective Time, PC3 shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Merger Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to PC3 (to be held as available cash on the balance sheet of PC3, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 7.15 Equity Incentive Plan. NewPubco shall, prior to the Merger Effective Time, approve and adopt a new equity incentive plan (the “Equity Incentive Plan”) to be effective as of the Merger Effective Time, which shall be in such form as directed by the Company with a number of shares allocated to such Equity Incentive Plan as set forth on the Pro Forma Cap Table.

Section 7.16 Employment Agreements. Prior to the Closing, NewPubco and certain employees of the Company and PC3 may enter into employment agreements, effective as of the Closing, in form and substance acceptable to PC3 and the Company.

Section 7.17 Company Stockholder Written Consent. Concurrently with the execution and delivery of this Agreement, the Company shall deliver to PC3 the Company Stockholder Written Consent, which such Company Stockholder Written Consent shall represent the Requisite Approval in favor of the approval and adoption of this Agreement, the Share Exchange and the Transactions.

Section 7.18 Additional Financing.

(a) During the Interim Period, PC3 may execute subscription agreements, forward purchase agreements, non-redemption agreements or backstop agreements with potential investors (collectively, “PC3 Financing Agreements” and any such financing, the “PC3 Potential Financing”); provided, that, any such PC3 Potential Financing, including any PC3 Financing Agreement, shall be on terms approved by the Company in writing in advance, provided, that, the approval of the Company shall not be required with respect to any Working Capital Loans not to exceed an aggregate amount of $1,500,000.

(b) During the Interim Period, the Company may enter into and effect subscription agreements, debt purchase agreements or other agreements with potential investors (collectively, “Company Financing Agreements” and, together with PC3 Financing Agreements, “Financing Agreements” and any such financing, the “Company Potential Financing” and together with the PC3 Potential Financing, the “Potential Financing”) in the Company’s discretion.

Article VIII.

CONDITIONS TO THE MERGER

Section 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, PC3, NewPubco and Merger Sub to consummate the Transactions, including the Share Exchange and the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) Company Stockholder’s Approval. The Company Stockholder Written Consent shall have been delivered to PC3 and remain in full force and effect, representing the Requisite Approval.

(b) PC3 Shareholders’ Approval. The PC3 Proposals shall have been approved and duly adopted by the PC3 Required Shareholders Approval at the PC3 Shareholders’ Meeting.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(d) Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained.

(e) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

Section 8.02 Conditions to the Obligations of PC3, NewPubco and Merger Sub. The obligations of PC3, NewPubco and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.04 (Authority Relative to this Agreement), Section 4.08 (Absence of Certain Changes or Events) and Section 4.22 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of the Company contained in Section 4.03 (Capitalization), shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Merger Effective Time.

(c) Officer Certificate. The Company shall have delivered to PC3 a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred and no event or circumstance that may result in or cause a Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e) FIRPTA Tax Certificates. On or prior to the Closing, the Company shall deliver to NewPubco a properly executed certification that shares of Company Common Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by NewPubco with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(f) Registration Rights and Lock-Up Agreement. All parties to the Registration Rights and Lock-Up Agreement (other than NewPubco, PC3 and the holders of equity securities of PC3 prior to the Closing contemplated to be party thereto) shall have delivered, or cause to be delivered, to PC3 a copy of the Registration Rights and Lock-Up Agreement duly executed by all such parties.

(g) Exchange Agreement. The Company and the Company’s stockholders shall have delivered, or cause to be delivered, to PC3 a copy of the Exchange Agreement duly executed by each of them.

Section 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of PC3 and Merger Sub contained in Section 5.01 (Corporation Organization), Section 5.04 (Authority Relative to this Agreement), Section 5.08(b) (Absence of Certain Changes or Events) and Section 5.12 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of PC3, NewPubco and Merger Sub contained in Section 5.03 (Capitalization) shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of PC3, NewPubco and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in an PC3 Material Adverse Effect.

(b) Agreements and Covenants. PC3, NewPubco and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Merger Effective Time.

(c) Officer Certificate. PC3 shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer of PC3, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

(d) FIRPTA Tax Certificates. On or prior to the Closing, PC3 shall deliver to NewPubco a properly executed certification that PC3 Ordinary Shares are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by NewPubco with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(e) Stock Exchange Listing. The NewPubco Common Stock comprising the Closing Transaction Consideration to be issued pursuant to this Agreement shall have been approved for listing on the Nasdaq, subject only to official notice of issuance thereof.

(f) Resignations. The officers of PC3 and the members of the PC3 Board to be mutually agreed by the parties after the execution of this Agreement shall have executed written resignations effective as of immediately prior to the Merger Effective Time.

(g) Registration Rights and Lock-Up Agreement. NewPubco and the holders of equity securities of NewPubco prior to the Closing contemplated to be party thereto shall have delivered a copy of the Registration Rights and Lock-Up Agreement duly executed by PC3.

Article IX.

TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement may be terminated, and the Transactions may be abandoned at any time prior to the Closing, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the Company Stockholder or PC3, as follows:

(a) by mutual written consent of PC3 and the Company; or

(b) by either PC3 or the Company if the Merger Effective Time shall not have occurred prior to July, 22, 2024 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; or

(c) by either PC3 or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Merger; or

(d) by either PC3 or the Company if any of the PC3 Proposals shall fail to receive the PC3 Required Shareholders Approval at the PC3 Shareholders’ Meeting or any adjournment or postponement thereof; or

(e) by PC3 upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.02(a) and Section 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that PC3 has not waived such Terminating Company Breach and PC3, NewPubco and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, PC3 may not terminate this Agreement under this Section 9.01(e) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by PC3 to the Company; or

(f) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of PC3 and Merger Sub set forth in this Agreement, or if any representation or warranty of PC3 and Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 8.03(a) and Section 8.03(b) would not be satisfied (“Terminating PC3 Breach”); provided that the Company has not waived such Terminating PC3 Breach and the Company is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating PC3 Breach is curable by PC3, NewPubco and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(f) for so long as PC3, NewPubco and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to PC3; or

(g) by PC3 if the Required Financials shall not have been delivered to PC3 by the Company on or before not later than thirty (30) days in which the funding required to prepare and finalize such Required Financials has been provided by PC3 to the Company, unless otherwise agreed in writing by PC3 and the Company;

(h) by PC3 if the C/S Documents shall not have been executed and delivered to PC3 by no later than March 31, 2024.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become null and void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in this Section 9.02, Article X, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a party hereto.

Section 9.03 Expenses.

(a) If the Closing occurs, the Unpaid Company Transaction Expenses and Unpaid PC3 Transaction Expenses shall be paid in accordance with Section 3.03. If the Share Exchange, the Merger and the other Transactions shall not be consummated, all expenses (including the fees and expenses of any outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers) incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, provided that, notwithstanding the foregoing, prior to the Closing (and regardless of whether the Closing occurs), PC3 shall pay, or cause to be paid, up to $100,000 of legal counsel fees and expenses incurred by the Company (or its stockholders or affiliates for the benefit of the Company) in connection with the negotiation and execution of the Transactions and/or the C/S Transactions, the negotiation and preparation of the Transaction Documents and/or the C/S Documents, due diligence efforts relating to the Transactions and/or the C/S Transactions, and any and all other related activities, from time to time within 5 Business Days after receipt of such counsel’s summary invoice therefor.

(b) During the Interim Period, each of PC3 (and PC3 shall cause Sponsor to do so pursuant to Section 6 of the Sponsor Support Agreement) and the Company shall use commercially reasonable efforts to (i) keep the PC3 Transaction Expenses and Company Transaction Expenses, respectively, reduced as much as possible, and (ii) potentially request that PC3’s and the Company’s advisors take a portion of fees in shares of NewPubco Common Stock.

Section 9.04 Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Merger Effective Time.

Section 9.05 Waiver. At any time prior to the Merger Effective Time, (i) PC3 may (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (ii) the Company may (a) extend the time for the performance of any obligation or other act of PC3 or Merger Sub, (b) waive any inaccuracy in the representations and warranties of PC3, NewPubco or Merger Sub contained herein or in any document delivered by PC3,

NewPubco and/or Merger Sub pursuant hereto and (c) waive compliance with any agreement of PC3, NewPubco or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Article X.

GENERAL PROVISIONS

Section 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to PC3, NewPubco or Merger Sub, prior to, or on the Closing Date:

Perception Capital Corp. III
c/o Perception Capital Partners IIIA LLC
3109 W 50th St, #207
Minneapolis, MN 55410

Attention:	Rick Gaenzle
Email:	rgaenzle@gilbertglobal.com

with a copy to:

Greenberg Traurig, LLP

One Vanderbilt Ave

New York, NY 10017

Attention:	Alan I. Annex
Jason Simon
Adam Namoury
Email:	alan.annex@gtlaw.com
jason.simon@gtlaw.com
adam.namoury@gtlaw.com

if to the Company, or, after the Closing, NewPubco and PC3:

RBio Energy Corporation
2100 Westport Road,

Aberdeen, WA 98520

Attention:	Richard James Bassett
Email:	richard@charlestowninvestments.com

Section 10.02 Non-survival of Representations, Warranties and Covenants. Except in the case of claims against a party in respect of such party’s fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing,(b) this Article X and (c) any corresponding definitions set forth in Article I.

Section 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

Section 10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.05 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 10.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State, without regard to conflict of laws principles. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. To the fullest extent permitted by applicable Law, the parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that, to the fullest extent permitted by applicable Law, notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. To the fullest extent permitted by applicable Law, each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.07 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

Section 10.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.09 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.10 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall, to the fullest extent permitted by applicable Law, be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any federal court located in the State of Delaware or any other Delaware state Court without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives, to the fullest extent permitted by applicable Law, (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 10.11 Legal Representation.

(a) PC3 hereby agrees on behalf of its directors, members, partners, officers, employees and affiliates (including after the Closing, the Company and its subsidiaries), and each of their respective successors and assigns (all such parties, the “PC3 Waiving Parties”), that outside counsel to the Company may represent the Company or any of their respective directors, managers, members, partners, officers, employees or affiliates, in each case, in connection with any Action or obligation arising out of or relating to this Agreement, notwithstanding its representation (or any continued representation) of the Company or other PC3 Waiving Parties, and each of PC3 and the Company on behalf of itself and the PC3 Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. PC3 and the Company acknowledge that the foregoing provision applies whether or not outside counsel to the Company provides legal services to any of the Company and its subsidiaries after the Closing Date.

(b) The Company hereby agrees on behalf of its directors, managers, members, partners, officers, employees and affiliates, and each of their respective successors and assigns (all such parties, the “Company Waiving Parties”), that Greenberg Traurig, LLP may represent Sponsor or any of their respective directors, members, partners, officers, employees or affiliates, in each case, in connection with any Action or obligation arising out of or relating to this Agreement, notwithstanding its representation (or any continued representation) of PC3 or other Company Waiving Parties, and the Company on behalf of itself and the Company Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. The Company acknowledges that the foregoing provision applies whether or not Greenberg Traurig, LLP provides legal services to PC3 or Sponsor after the Closing Date.

Section 10.12 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney, advisor or representative or affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney, advisor or representative or affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, PC3 or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. The provisions of this Section 10.12 are intended to be for the benefit of, and enforceable by the former, current and future direct or indirect equityholders, controlling persons, shareholders, optionholders, members, general or limited partners, affiliates, Representatives, and each of their respective successors and assigns of the parties hereto and each such person shall be a third-party beneficiary of this Section 10.12. This Section 10.12 shall be binding on all successors and assigns of parties hereto.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PERCEPTION CAPITAL CORP. III

By	/s/ Rick Gaenzle
Name:	Rick Gaenzle
Title:	Chief Executive Officer

RBio Energy Holdings Corp.

By	/s/ Rick Gaenzle
Name:	Rick Gaenzle
Title:	Sole Director

Perception RBio Merger Sub

By	/s/ Rick Gaenzle
Name:	Rick Gaenzle
Title:	Sole Director

rBIO ENERGY CORPORATION

By	/s/ Richard James Bassett
Name:	Richard James Bassett
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

Exhibit A

Pro Forma Cap Table

A-1

Schedule A

Company Knowledge Parties

Sch. A-1